Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
by and among
ASC SIGNAL HOLDINGS CORPORATION
THE RESILIENCE FUND II, L.P.,
THE OTHER STOCKHOLDERS OF ASC SIGNAL HOLDINGS CORPORATION LISTED ON EXHIBIT A ATTACHED HERETO,
THE OPTIONHOLDERS OF ASC SIGNAL HOLDINGS CORPORATION LISTED ON EXHIBIT B ATTACHED HERETO,
THE WARRANTHOLDER OF ASC SIGNAL HOLDINGS CORPORATION LISTED ON EXHIBIT C ATTACHED HERETO,
and
COMMUNICATIONS & POWER INDUSTRIES LLC

Dated as of September 17, 2015

i

4.23	Anti-Corruption/OFAC/Export Controls	39
4.24	Affiliate Agreements	40
4.25	Specified Agreement	40
4.26	Products	41
4.27	No Other Representations and Warranties	41
Article V REPRESENTATIONS AND WARRANTIES OF THE SELLERS		41
5.1	Organization and Standing	41
5.2	Authority, Validity and Effect	41
5.3	Title	42
5.4	No Conflict; Required Filings and Consents	42
5.5	Legal Proceedings	42
5.6	No Brokers	42
5.7	No Other Representations and Warranties	42
Article VI REPRESENTATIONS AND WARRANTIES OF BUYER		43
6.1	Investment Intent	43
6.2	Organization and Standing	43
6.3	Authority, Validity and Effect	43
6.4	No Conflict; Required Filings and Consents	43
6.5	Independent Investigation; No Additional Representations	44
6.6	Solvency	44
6.7	Legal Proceedings	44
6.8	No Brokers	44
6.9	No Other Representations and Warranties	44
Article VII COVENANTS AND AGREEMENTS		45
7.1	Confidentiality	45
7.2	Publicity	45
7.3	Records	46
7.4	Director and Officer Indemnification	46
7.5	Resignations	47
7.6	Debt	47
7.7	Non-Solicit	47
7.8	Indemnity Policy	47
Article VIII REMEDIES		47
8.1	Survival	47
8.2	Indemnification by Buyer	48
8.3	Indemnification by the Sellers	49

8.4	Exclusive Remedy	50
8.5	Limitations on Indemnification Payments to Seller Indemnitees	51
8.6	Limitations on Indemnification Payments to Buyer Indemnitees	51
8.7	Procedures	53
8.8	Specific Performance	57
8.9	Adjustment to Purchase Price	57
Article IX TAX MATTERS		57
9.1	Cooperation; Audits; Tax Returns	57
9.2	Controversies	58
9.3	Amendment of Tax Returns	59
9.4	Certain Taxes	59
9.5	Refunds and Credits	59
9.6	Computation of Tax Liabilities	60
9.7	Consolidated Income Tax Return	60
9.8	Voluntary Disclosure Agreements	60
Article X MISCELLANEOUS AND GENERAL		61
10.1	Seller Representative	61
10.2	Expenses	62
10.3	Successors and Assigns	62
10.4	No Third Party Beneficiaries	62
10.5	Further Assurances	62
10.6	Notices	63
10.7	Captions	64
10.8	Amendment; Waiver	64
10.9	Optionholder Payments	64
10.10	Legal Representation	64
10.11	Governing Law	65
10.12	Consent to Jurisdiction and Service of Process	65
10.13	Waiver of Jury Trial	65
10.14	Severability	65
10.15	Construction	65
10.16	Counterparts; Electronic Transmission	66
10.17	Complete Agreement	66

COMPANY DISCLOSURE LETTER

Section 1.1(a)	Bonus Amount
Section 1.1(b)	Accounting Principles
Section 1.1(c)	Specified Agreement
Section 1.1(d)	Specified Environmental Property
Section 2.2(b)(ii)	Vested Option Shares
Section 2.3(a)	Estimated Working Capital Principles
Section 2.3(e)	Proportions
Section 4.3(a)	Equity Interests
Section 4.4(a)	Conflicts
Section 4.4(b)	Company Required Consents
Section 4.5(b)	Financial Statement Exceptions
Section 4.5(d)	Indebtedness
Section 4.5(e)	Undisclosed Liabilities
Section 4.6(a)	Tax Returns
Section 4.6(l)	Tax Classifications
Section 4.7	Liens
Section 4.8(a)	Real Property
Section 4.9	Compliance with Laws
Section 4.10	Permits
Section 4.11(a)	US Plans
Section 4.11(j)	Transaction-Related Benefits
Section 4.11(k)	Foreign Benefit Plans
Section 4.12(a)	Material Contracts
Section 4.13	Legal Proceedings
Section 4.14(a)	Intellectual Property
Section 4.14(b)	Licensed Intellectual Property
Section 4.14(d)	Intellectual Property Infringement
Section 4.15(a)	Insurance Policies
Section 4.15(b)	Insurance Policy Actions
Section 4.16	Labor Matters
Section 4.16(j)	Employees
Section 4.17	Environmental Matters
Section 4.18	Conduct of Business in Ordinary Course
Section 4.19	Material Customers and Material Suppliers
Section 4.20	Bank Accounts
Section 4.23	ITAR Compliance
Section 4.24	Affiliate Agreements
Section 4.26	Products
Section 5.4(b)	Sellers Required Consents
Section 8.3(a)(iii)	Special Indemnity Matters

BUYER DISCLOSURE LETTER

Section 6.4(b)	Buyer Required Consents

EXHIBITS

Exhibit A	Stockholders
Exhibit B	Optionholders
Exhibit C	Warrantholder
Exhibit D	Escrow Agreement

v

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of September 17, 2015, by and among ASC Signal Holdings Corporation, a Delaware corporation (the “Company”), The Resilience Fund II, L.P., a Delaware limited partnership (“Resilience”), on behalf of itself in its capacity as a stockholder of the Company and as the Seller Representative, the other stockholders of the Company listed on Exhibit A attached hereto (collectively with Resilience, the “Stockholders”), the holders of the Options listed on Exhibit B attached hereto (collectively, the “Optionholders”), the holder of the Warrant listed on Exhibit C attached hereto (the “Warrantholder” and, collectively with the Stockholders and Optionholders, the “Sellers”), and Communications & Power Industries LLC, a Delaware limited liability company (“Buyer” and together with the Company, the Seller Representative and the Sellers, the “Parties”). Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Article I.
RECITALS
A.    Prior to the Closing, the Stockholders were the record owners of 75,556.00 issued and outstanding shares of Preferred Stock, which were converted into Class A Common Stock on a 1:1 basis, such that, immediately prior to the Closing, the Stockholders are the record owners of 75,556.00 shares of Class A Common Stock, and such shares constitute all of the issued and outstanding shares of capital stock of the Company (as so converted, the “Shares”).
B.    As of immediately prior to the Closing, the Optionholders are the record owners of options to purchase up to an aggregate of 8,073.00 shares of Class A Common Stock, which constitute all of the outstanding options of the Company (the “Options”).
C.    As of immediately prior to the Closing, the Warrantholder is the record owner of a warrant to purchase 7,770.00 shares of Class B Common Stock pursuant to that certain Class B Common Stock Purchase Warrant Agreement, dated September 15, 2009, by and between the Company and the Warrantholder, and such warrant constitutes the only outstanding warrant of the Company (the “Warrant”).
D.    The Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, all of the Shares upon the terms set forth in this Agreement.
E.    The Optionholders desire for the Options to be cancelled, as provided for in this Agreement, in exchange for the consideration, if any, set forth in this Agreement.
F.    The Warrantholder desires to surrender and cancel the Warrant, as provided for in this Agreement, for the consideration set forth in this Agreement.
G.    As an inducement to Buyer to enter into this Agreement, concurrently with the execution of this Agreement, each of the Key Employees has executed an employment agreement regarding employment with Buyer or one of its Affiliates.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Sellers, the Company and Buyer hereby agree as follows:

ARTICLE I
DEFINITIONS
For purposes of this Agreement:
“Acquired Rights Directive” has the meaning set forth in the definition of Transfer Regulations.
“Action” means any suit, legal proceeding, administrative enforcement proceeding, arbitration proceeding, claim, audit, review, inquiry, assessment, hearing, complaint, demand, examination or investigation by or before any Governmental Authority or arbitral or similar panel.
“Adjustment Escrow Account” means a separate account, set up pursuant to the Escrow Agreement, where the Adjustment Escrow Funds are held for distribution by the Escrow Agent.
“Adjustment Escrow Funds” means an amount equal to $500,000 to be held by the Escrow Agent in the Adjustment Escrow Account in accordance with the terms and conditions of the Escrow Agreement.
“Adjustment Shortfall” has the meaning set forth in Section 2.3(e)(i).
“Advisory Agreement” means that certain Advisory Agreement, dated as of January 31, 2008 and as may have been amended from time to time, by and between Resilience Management Inc., an Ohio corporation, ASC Signal, Skyware Radio Systems GmbH and the other Subsidiaries party thereto.
“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, including with respect to the Company, any Subsidiary thereof. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).
“Affiliate Agreement” has the meaning set forth in Section 4.24.
“Agreement” has the meaning set forth in the preamble.
“ASC Global” means ASC Signal Global Corporation, a Delaware corporation.
“ASC Global Shares” has the meaning set forth in Section 4.3(d).
“ASC International” means ASC Signal International Corporation, a Delaware corporation.
“ASC International Shares” has the meaning set forth in Section 4.3(c).
“ASC Signal” means ASC Signal Corporation, a Delaware corporation.
“ASC Signal Shares” has the meaning set forth in Section 4.3(b).
“ASCS Canadian” means ASCS Canadian Signal Corporation, a Nova Scotia unlimited liability company.
“ASCS Canadian Note” means that certain demand promissory note granted by ASCS Canadian in favor of ASC Global dated January 31, 2008.
“ASCS Canadian Shares” has the meaning set forth in Section 4.3(e).

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).
“Balance Sheet Date” has the meaning set forth in Section 4.5(a).
“Bonus Amount” means fifty percent (50%) of all bonuses to be paid to the employees of the Company and the Subsidiaries, as set forth on Section 1.1(a) of the Company Disclosure Letter.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is authorized or required by Law to be closed.
“Buyer” has the meaning set forth in the preamble.
“Buyer Claim” has the meaning set forth in Section 8.7(b)(i).
“Buyer Claim Notice” has the meaning set forth in Section 8.7(b)(i).
“Buyer Disclosure Letter” means the disclosure letter delivered by or on behalf of Buyer prior to or concurrently with the execution and delivery of this Agreement.
“Buyer Fundamental Representations” means Section 6.2 (Organization and Standing), Section 6.3 (Authority, Validity and Effect) and Section 6.8 (No Brokers).
“Buyer Indemnitees” has the meaning set forth in Section 8.3(a).
“Cash and Cash Equivalents” means, as of the date in question, all cash and cash equivalent assets (including marketable securities) of the Company and the Subsidiaries, in each case, on a consolidated basis determined in accordance with GAAP (but (a) excluding, without duplication, (i) Restricted Cash, (ii) all cut but uncashed checks issued by the Company and the Subsidiaries, and (iii) out-bound wires and deposits in transit, (b) including, without duplication, (x) all received but uncashed checks (y) any cash deposits (of unrestricted cash) made by the Company and the Subsidiaries in the bank accounts of such Persons that, while made, have not yet been reflected in a statement or account due to the financial institutions clearing or similar procedures, as of such time and (z) all in-bound wires in transit and (c) excluding any amounts otherwise included as, or taken into account as, a non-cash item in the calculation or determination of Estimated Working Capital and/or Final Working Capital).
“Claim” has the meaning set forth in Section 8.7(a).
“Claim Response” has the meaning set forth in Section 8.7(a).
“Claims Notice” has the meaning set forth in Section 8.7(a).
“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.
“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Repayment Indebtedness” means, as of the Closing, Indebtedness of the type described in clauses (a), (b), (d), (e) and (g) (solely with respect to clauses (a), (b), (d) and (e) of such definition) of such definition of the Company and the Subsidiaries as of the Closing, including any such Indebtedness under the Credit Facility or the Owemanco Mortgage Commitment to the extent not repaid and terminated in full prior to the Closing; provided that Closing Date Repayment Indebtedness shall expressly exclude any amounts that are included in Selling Expenses.

“Closing Statement” has the meaning set forth in Section 2.3(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or similar Contract with any union, works council or similar employee representative body.
“Commercial Tax Agreement” means customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).
“Common Stock” means the Class A Common Stock and the Class B Common Stock.
“Company” has the meaning set forth in the preamble.
“Company Disclosure Letter” means the disclosure letter delivered by or on behalf of the Company or the Sellers, as applicable, prior to or concurrently with the execution and delivery of this Agreement.
“Company Financial Statements” has the meaning set forth in Section 4.5(a).
“Company Fundamental Representations” means Section 4.1 (Organization and Standing; Authority), Section 4.2 (Capitalization), Section 4.3 (The Subsidiaries), Section 4.11(h) (280G Matters), Section 4.21 (No Brokers) and Section 4.25 (Specified Agreement).
“Company Intellectual Property” means all Intellectual Property owned by the Company or any Subsidiary.
“Company Stockholders Agreement” has the meaning set forth in Section 3.4.
“Company’s Knowledge” means the actual knowledge of any of Keith Buckley, Troy DePuma, Jennifer Trainor and Paul Weldon (solely with respect to Section 4.12, Section 4.19 and Section 4.23(a)), in each case after reasonable inquiry.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 31, 2015, entered into by CPI International, Inc. and PB&W for the benefit of the Company.
“Consent” means any consent, approval, authorization, notice, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.
“Consolidated Subsidiaries” has the meaning set forth in Section 9.7.
“Contracts” means all agreements, arrangements, contracts, leases, licenses, instruments, notes, bonds, mortgages, indentures, deeds of trust, commitments or obligations (including any amendments and other modifications thereto), whether written or oral.
“Controlled Group” means any trade or business (whether or not incorporated): (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company; or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.
“Copyrights” means all copyrights, whether in published or unpublished works, which include: (a) literary works, and any other original works of authorship fixed in any tangible medium of expression; (b) databases, data collections and rights therein, software and web site content; (c) rights to compilations, collective works and derivative works of any of the foregoing; and (d) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.
“Credit Facility” means the credit facilities and other financial accommodations provided by (a) that certain Revolving Credit, Guaranty and Security Agreement dated as of January 31, 2008, as amended and restated pursuant to that certain Amended and Restated Revolving Credit, Guaranty and Security Agreement dated as of April 22, 2008, and as further amended and restated pursuant to that certain Second Amended and Restated Revolving Credit, Term Loan, Guaranty and Security Agreement, dated as of October 30, 2014, among ASC Signal, as borrower, the Company, as parent, certain subsidiaries from time to time party thereto, PNC Bank, National Association (“PNC Bank”), as lender and agent, and the other lenders party thereto (as further amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Domestic Credit Agreement”), (b) the Other Documents (as defined in the Domestic Credit Agreement), (c) that certain Export Revolving Credit, Guaranty and Security Agreement dated as of April 22, 2008, as amended and restated pursuant to that certain Amended and Restated Export Revolving Credit, Guaranty and Security Agreement, dated as of October 30, 2014, among ASC Signal, as borrower, the Company, as parent, certain subsidiaries from time to time party thereto, PNC Bank, as lender and agent, and the other lenders party thereto (as further amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Export Credit Agreement”) and (d) the Other Documents (as defined in the Export Credit Agreement).
“Credit Facility Payoff Amount” has the meaning set forth in the definition of Credit Facility Payoff Letter.
“Credit Facility Payoff Letter” means a payoff letter with respect to the Credit Facility in form and substance reasonably satisfactory to Buyer which (a) confirms the aggregate principal amount then outstanding, along with accrued and per diem accruable interest thereon and all fees and other obligations of the borrower accrued under the Credit Facility (the “Credit Facility Payoff Amount”), (b) contains payment instructions for the Credit Facility Payoff Amount, (c) evidences the satisfaction, release and discharge of the debt and liabilities under the Credit Facility and the agreement by such lenders to release all Liens and terminate all related documents upon the payment of the Credit Facility Payoff Amount in accordance with the payment instructions, (d) provides authorizations to file any UCC termination statements, PPSA discharges or financing change statements, terminations and releases of outstanding mortgages and security interests as are reasonably necessary to release such Liens and (e) evidences that upon the receipt of payment of the Credit Facility Payoff Amount, all tangible collateral (including all equity certificates and related transfers or assignments in blank) securing the obligations under the Credit Facility held in PNC Bank’s possession shall be promptly delivered to the Company or its designee.
“Customer” has the meaning set forth in Section 7.7(b).
“D&O Policy” has the meaning set forth in Section 7.4(b).
“De Minimis Amount” has the meaning set forth in Section 8.5(a).
“Dispute Claim” has the meaning set forth in Section 2.3(c).
“Dispute Notice” has the meaning set forth in Section 8.7(b)(i).
“Dispute Period” has the meaning set forth in Section 8.7(b)(i).
“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“Domestic Credit Agreement” has the meaning set forth in the definition of Credit Facility.
“Economic Sanctions” has the meaning set forth in Section 4.23(c).

“Employee Optionholder” means each Optionholder who is or was, at any time, an employee of the Company or any Subsidiary.
“Employee Plans” means (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (ii) all other severance pay, employment, consulting, change in control, salary continuation, bonus, incentive equity, stock option, retirement, stock purchase, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind; and (iii) all other employee benefit plans, contracts, programs, funds or arrangements in respect of any current or former employees, or current individual consultants, directors or officers of the Company and the Subsidiaries that are sponsored or maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary is required to make payments, transfer or contributions to, or with respect to which the Company or any Subsidiary has any liability.
“Employee Representative” means any labor organization, works council, recognized trade union or other employee representative body.
“Enterprise Value” has the meaning set forth in Section 2.2(a).
“Environment” means soil, surface water, groundwater, stream sediments and ambient air.
“Environmental Law” means any Law at the date hereof concerning protection of human health (with respect to exposure to Hazardous Materials), the Environment or natural resources, including any Law relating to Releases of or pollution involving Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Escrow Agent, Buyer and the Seller Representative, attached hereto as Exhibit D.
“Escrow Funds” means the Adjustment Escrow Funds, the Indemnity Escrow Funds and the Special Indemnity Escrow Funds.
“Estimated Cash” means the Company’s good faith estimate of the Cash and Cash Equivalents as of the Closing, without giving effect to the actions taken by Buyer at the Closing.
“Estimated Closing Date Repayment Indebtedness” means the Company’s good faith estimate of the aggregate amount of Closing Date Repayment Indebtedness outstanding as of 12:01 am eastern time on the Closing Date.
“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).
“Estimated Selling Expenses” means the Company’s good faith estimate of the unpaid portion of the Selling Expenses as of the Closing.
“Estimated Working Capital” has the meaning set forth in Section 2.3(a).
“Export Control Laws” has the meaning set forth in Section 4.23(d).
“Export Credit Agreement” has the meaning set forth in the definition of Credit Facility.
“Final Cash” has the meaning set forth in Section 2.3(b).
“Final Closing Date Repayment Indebtedness” has the meaning set forth in Section 2.3(b).

“Final Closing Statement” has the meaning set forth in Section 2.3(c).
“Final Purchase Price” has the meaning set forth in Section 2.3(c).
“Final Selling Expenses” has the meaning set forth in Section 2.3(b).
“Final Working Capital” has the meaning set forth in Section 2.3(b).
“Foreign Benefit Plan” means each Employee Plan (i) maintained outside the jurisdiction of the United States or (ii) covering any employee, individual consultant, director or officer residing or working outside of the United States.
“Fully Diluted Shares” means the aggregate number of shares of Common Stock outstanding at the Closing (assuming the conversion of all of the issued and outstanding Preferred Stock that was outstanding prior to the Closing Date immediately prior to the Closing, and the exercise of all vested Options and the Warrant).
“Fundamental Representations” means the Buyer Fundamental Representations, the Company Fundamental Representations and the Sellers Fundamental Representations.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis, as in effect from time to time.
“General Enforceability Exceptions” has the meaning set forth in Section 4.1(b).
“Government Contract” means any Contract, including an individual task order, delivery order, purchase order, blanket purchase agreement, basic ordering agreement or teaming agreement, between the Company or any Subsidiary, on the one hand, and a Governmental Authority, on the other hand, as well as any subcontract or other arrangement by which any Subsidiary agrees to provide goods or services to a prime contractor of a Governmental Authority or to a higher-tier subcontractor for the ultimate benefit of a Governmental Authority.
“Governmental Authority” means any government or political subdivision, whether federal, state, provincial, local or foreign, or any agency of any such government or political subdivision or any federal, provincial, state, local or foreign court.
“Hazardous Material” means any material that is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance,” “pollutant,” “contaminant” or any other term of similar import or regulatory effect under any Environmental Law, including petroleum, friable asbestos and polychlorinated biphenyls.
“Holdback Account” means the account, specified by the Seller Representative to Buyer no later than two (2) Business Days prior to the Closing Date, in which the Holdback Amount is held by the Seller Representative pursuant to this Agreement.
“Holdback Amount” means an amount equal to $100,000 to be held by the Seller Representative in the Holdback Account in accordance with the terms and conditions of this Agreement.
“Indebtedness” means all amounts outstanding and/or owed by the Company or any Subsidiary, as of the date or time in question, pursuant to (a) any indebtedness for borrowed money, including all amounts owed by the Company or any Subsidiary pursuant to each of the Credit Facility and the Owemanco Mortgage Commitment, (b) other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) obligations issued or assumed as the deferred purchase price of, or contingent payment for, property, goods or services, including any deferred acquisition purchase price (but excluding any trade accounts payable arising in the ordinary course of business), (d) obligations with respect to any drawn letters of credit, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements, (e) all obligations of such Person as lessee that have been or are required to be recorded as capital leases under GAAP, (f) any guaranty of the type of obligations described in (a)-(e) above and (g) all accrued interest, fees, premiums, penalties (such as breakage costs and prepayment or early termination penalties) and/or other amounts due in respect of any of the foregoing.
“Indemnifying Party” has the meaning set forth in Section 8.7(c).
“Indemnitees” means the Buyer Indemnitees or the Seller Indemnitees, as the context requires.
“Indemnity Escrow Account” means a separate account, set up pursuant to the Escrow Agreement, where the Indemnity Escrow Funds are held for distribution by the Escrow Agent.
“Indemnity Escrow Funds” means an amount of cash, equal to two and one-half percent (2.5%) of the Enterprise Value, to be held by the Escrow Agent in the Indemnity Escrow Account, in accordance with the terms and conditions of the Escrow Agreement.
“Indemnity Escrow Funds Release Date” has the meaning set forth in Section 8.7(e).
“Indemnity Policy” means the insurance policy issued in favor of the Buyer Indemnitees regarding certain indemnification obligations of the Sellers contained in Section 8.3.
“Independent Accounting Firm” has the meaning set forth in Section 2.3(c).
“Initial Purchase Price” has the meaning set forth in Section 2.2(a).
“Institutional Financial Sellers” means (i) PNC Investment Corp., and (ii) Satellite Holdings, LLC.
“Insurance Policies” has the meaning set forth in Section 4.15(a).
“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets, including the right to sue for past, present and future infringement, misappropriation or other violation thereof.
“Intentional Fraud” has the meaning set forth in Section 8.4.
“Interim Financial Statements” has the meaning set forth in Section 4.5(a).
“Inventory Take” means the physical stock take of all inventory acquired by Buyer pursuant to Section 2.3(c) to be conducted by Buyer, Sellers and their respective representatives within seven (7) days following the Closing, or such other date as may be otherwise mutually agreed by the Parties. The Inventory Take shall be conducted in a manner consistent with the procedures and policies used in the annual physical inventory takes conducted by the Company during the Company’s immediately prior fiscal year; provided, however, that in any event, the Inventory Take shall be conducted for all locations where inventory of the Company and the Subsidiaries exists and that, in locations where all or certain inventory items were not counted during such immediately prior fiscal year, Buyer and Sellers shall mutually agree within two (2) days following the Closing as to whether such inventory should be excluded from Inventory Take physical stock take procedures and any such inventory that is not physically counted shall be valued at the value reflected in the Company's business ERP system for the purposes of the Inventory Take.
“IRS” means the United States Internal Revenue Service.
“ITA” means, collectively, the Income Tax Act, R.S.C. 1985, 5th Supplement, the Income Tax Application Rules, R.S.C. 1985, 5th Supplement, and the Income Tax Regulations, in each case as amended to the date hereof.
“Key Employees” means Keith Buckley, Troy DePuma, Paul Weldon, Jennifer Trainor and Fred Vinezeano.

“Law” means any federal, state, local, provincial, municipal or foreign law (including common law), statute, code, ordinance, regulation, Order, treaty, requirement or rule of any Governmental Authority or any other executive, legislative, regulatory or administrative proclamation.
“Leased Real Property” has the meaning set forth in Section 4.8(a).
“Liens” means, with respect to any asset (including any security), any mortgage, lien, security interest, option, pledge, charge, restriction, conditional sale or other similar encumbrance.
“Losses” has the meaning set forth in Section 8.2(a).
“Material Adverse Effect” means any change, occurrence, event or development that, individually or in the aggregate, (a) in the case of the Company, any Seller or Buyer, has, or would reasonably be expected to have, a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement or (b) in the case of the Company, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition, in each case, of the Company and the Subsidiaries, taken as a whole; except, in the case of clause (b) above, no change, occurrence, event or development, either alone or in combination, resulting from or arising out of any of the following, shall be deemed to constitute, or be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) changes, occurrences, events or developments in general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations; (ii) changes, occurrences, events or developments in the industry in which the Company conducts its business generally; (iii) changes, occurrences, events or developments resulting from the announcement or performance of, or compliance with, or the public or industry knowledge of this Agreement or the transactions contemplated hereby or (iv) natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics; provided that with respect to clauses (i) or (ii) above, such change, occurrence, event or development shall be taken into account only to the extent it adversely and disproportionately affects the Company as compared to other Persons or businesses that operate in the industries and geographies in which the Company conducts its business.
“Material Contracts” has the meaning set forth in Section 4.12(a).
“Material Customers” has the meaning set forth in Section 4.19.
“Material Government Contract” has the meaning set forth in Section 4.22(a).
“Material Suppliers” has the meaning set forth in Section 4.19.
“Net Working Capital” means, as of the time in question, an amount equal to (a) accounts receivable, inventory, prepaid expenses and other current assets of the Company and the Subsidiaries (excluding Cash and Cash Equivalents), minus (b) accounts payable, accrued expenses, customer advances and/or deposits and other current liabilities of the Company and the Subsidiaries (excluding Closing Date Repayment Indebtedness and Selling Expenses); in each case (i) determined in accordance with GAAP, consistently applied, or modified by any special accounting principle specified in Section 1.1(b) of the Company Disclosure Letter and (ii) excluding all assets and liabilities in respect of Taxes (other than as expressly stated in this definition) and certain other items specified in Section 1.1(b) of the Company Disclosure Letter.
“Non-Employee Optionholder” means an Optionholder who is not an Employee Optionholder.
“Notice” has the meaning set forth in Section 8.7(b)(i).
“OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury.
“Option Consideration” has the meaning set forth in Section 2.2(b)(ii).

“Optionholders” has the meaning set forth in the preamble.
“Options” has the meaning set forth in the recitals.
“Order” means any order, judgment, ruling, injunction, assessment, stipulation, award, decree or writ of any Governmental Authority.
“Owemanco” has the meaning set forth in the definition of Owemanco Mortgage Commitment.
“Owemanco Mortgage Commitment” means that certain mortgage financing commitment letter, dated as of June 2, 2011 (and accepted June 3, 2011) granted by Ontario Wealth Management Corporation (“Owemanco”) in favor of ASCS Canadian, as amended by that certain mortgage renewal offer dated September 10, 2014 (and accepted September 15, 2014), and as further amended, amended and restated, supplemented or otherwise modified prior to the date hereof, and the documents listed as “Security” under section 4 of Schedule B of the Owemanco Mortgage Commitment, including that certain first mortgage charge registered as Instrument No. DR1018250 against the Whitby Property in favor of Owemanco, in the principal amount of C$2,250,000, as assigned to the Bank of Nova Scotia pursuant to Registration No. DR1154333.
“Owemanco Mortgage Payoff Amount” has the meaning set forth in the definition of Owemanco Mortgage Payoff Letter.
“Owemanco Mortgage Payoff Letter” means a payoff letter with respect to the Owemanco Mortgage Commitment in form and substance reasonably satisfactory to Buyer which (a) confirms the aggregate principal amount then outstanding, along with accrued and per diem accruable interest thereon and all fees and other obligations of the borrower accrued under the Owemanco Mortgage Commitment (the “Owemanco Mortgage Payoff Amount”), (b) contains payment instructions for the Owemanco Mortgage Payoff Amount, (c) evidences the satisfaction, release and discharge of the debt and liabilities under the Owemanco Mortgage Commitment and the agreement by Owemanco to release all Liens and terminate all related documents upon the payment of the Owemanco Mortgage Payoff Amount in accordance with the payment instructions, (d) provides authorizations to file any UCC termination statements, PPSA discharges or financing change statements, terminations and releases of outstanding mortgages and security interests as are reasonably necessary to release such Liens and (e) evidences that upon the receipt of payment of the Owemanco Mortgage Payoff Amount, all tangible collateral (including all equity certificates and related transfers or assignments in blank) securing the obligations under the Owemanco Mortgage Commitment held in Owemanco’s possession shall be promptly delivered to the Company or its designee.
“Owned Real Property” has the meaning set forth in Section 4.8(a).
“Parties” has the meaning set forth in the preamble.
“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.
“PB&W” means Philpott Ball & Werner, LLC, financial advisor to the Company.
“Permits” means any license, registration, franchise, permit, authorization, certificate of authority, approval, qualification or similar document or authority that has been issued or granted by any Governmental Authority.
“Permitted Liens” means: (a) Liens arising under or related to the Closing Date Repayment Indebtedness (which are being released at the Closing); provided that the foregoing shall not be a Permitted Lien as of the Closing; (b) Liens for Taxes and utilities, assessments, reassessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings and in either case, to the extent such amounts are adequately reserved in accordance with GAAP; (c) mechanics’, construction, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent and (d) with respect to the Real Property: (i) any conditions that may be shown by a current, accurate survey; (ii) easements, encroachments, restrictions, rights-of-way and other similar matters of record affecting title to the Owned Real Property or Leased Real Property which are recorded in public records and (iii) zoning, building and other similar restrictions imposed by any Governmental Authority having jurisdiction over the Owned Real Property or Leased Real Property; provided, however, that none of the foregoing described in this clause (d), individually or in the aggregate, materially impair the value, continued use, occupancy and operation of the Real Property to which they relate or the purposes for which it is currently used in connection with the business of the Company or any Subsidiary as presently conducted.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.
“PNC Bank” has the meaning set forth in the definition of Credit Facility.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning on the day after the Closing Date.
“PPSA” means the Personal Property Security Act, R.S.O. 1990, c. P. 10 and any other personal property security legislation.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Pre-Closing Taxes” means (a) any Taxes imposed on or with respect to the Company or any of the Subsidiaries (or any consolidated, combined, unitary or affiliated Tax group of which the Company or any of the Subsidiaries is or has been a member) (other than sales Taxes (or other similar Taxes) described in clause (h) of this definition) with respect to any Pre-Closing Tax Period (including under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise)), (b) any Taxes imposed on or with respect to the Sellers or any of their respective Affiliates, (c) any Taxes (other than sales Taxes (or other similar Taxes) described in clause (h) of this definition) resulting from, attributable to or arising in connection with any breach of any covenant or agreement of, or any inaccuracy in or breach of any representation or warranty of, the Company, the Subsidiaries, the Sellers or any of their Affiliates contained in this Agreement, (d) any Taxes under Section 9.4 (Certain Taxes), (e) payment of any Tax (other than a sales Tax (or other similar Tax) described in clause (h) of this definition) as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement entered into prior to the Closing, in each case, other than any Commercial Tax Agreement; (f) any withholding Tax imposed on Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, or otherwise with respect to the Sellers or any of their Affiliates, to the extent not withheld pursuant to Section 2.4 (Withholding), (g) costs for the preparation and filing of any Tax Return required to be filed by or with respect to the Company or any of the Subsidiaries for a Pre-Closing Tax Period, (h) any sales Taxes (or other similar Taxes) and other costs or expenses resulting from, attributable to or arising in connection with the Special Indemnity Matters or any agreement, arrangement or understanding described in Section 9.8; provided, however, that the sole source of indemnification for any of the items in this clause (h) shall be the Special Indemnity Escrow Funds, and (i) any costs and expenses associated with the investigation, review, remediation and resolution of any of the foregoing items described in clauses (a) to (h), including reasonable legal fees and expenses attributable thereto.
“Preferred Stock” means the preferred stock, par value $0.01, of the Company.
“Privileged Communications” has the meaning set forth in Section 10.10.
“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchase Price Cap” has the meaning set forth in Section 8.2(a).
“Real Property” means all real (immovable) property and interest in real (immovable) property, real (immovable) property leaseholds and real (immovable) property subleaseholds, all buildings and other improvements thereon and all appurtenances related thereto.
“Real Property Lease” has the meaning set forth in Section 4.8(b).
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.
“Resilience” has the meaning set forth in the preamble.
“Resolution Period” has the meaning set forth in Section 2.3(c).
“Response Period” has the meaning set forth in Section 8.7(a).
“Responsible Party” has the meaning set forth in Section 8.7(c).
“Restricted Business” has the meaning set forth in Section 7.7(b).
“Restricted Cash” means, with respect to the Company and the Subsidiaries, as of the time in question, any cash and cash equivalents that (a) is held in escrow, (b) is required to be held by or at the direction of a Governmental Authority pursuant to a regulatory or contractual requirement, (c) is required to secure deposits or obligations of the Company or any Subsidiary to customers, suppliers or any other Person or (d) is otherwise subject to any other contractual or legal restriction that impairs the ability of the owner of such cash and cash equivalents to freely transfer or use such cash and cash equivalents for any lawful purpose.
“Restricted Party” means (a) each Seller (other than the Institutional Financial Sellers), (b) the Seller Representative and (c) each controlled Affiliate of each Seller (other than (i) the Institutional Financial Sellers and (ii) with respect to Resilience, any of its portfolio companies and affiliated funds to the extent not a competitor, or investor in a competitor, of the Company).
“Restrictive Covenant” means any restrictive covenant obligation (including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Indemnitees” has the meaning set forth in Section 8.2(a).
“Seller Representative” means the Person appointed agent and attorney-in-fact for and on behalf of the Sellers pursuant to Section 10.1. In accordance with Section 10.1, Resilience shall act as the Seller Representative until a successor Seller Representative has been named by Resilience.
“Sellers” has the meaning set forth in the preamble.
“Sellers Fundamental Representations” means Section 5.1 (Organization and Standing), Section 5.2 (Authority, Validity and Effect), Section 5.3 (Title) and Section 5.6 (No Brokers).
“Selling Expenses” means all of the unpaid fees and expenses incurred up to and including the Closing and payable by the Sellers, the Company or any Subsidiary in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (including the bid and auction process related to the transactions contemplated hereby), including those fees and expenses payable to or in respect of (a) (i) Jones Day (as legal counsel to the Sellers) and PB&W, (ii) any brokerage fees, commissions, finder’s fees or agents commission or any similar charge, (iii) the data room operated by PB&W under the title “Project Aztec,” (iv) any director and officer tail policy premium, including the D&O Policy, (v) all amounts owed by the Company or any Subsidiary pursuant to the Advisory Agreement and (vi) any other third party advisors, (b) the Indemnity Policy, as it relates to the premium and related fees and expenses necessary for the issuance and binding thereof (including, for the avoidance of doubt, any diligence fees, applicable surplus lines or premium Tax, any other applicable Tax, fee or surcharge, and any other expenses related thereto) and (c) all amounts payable by the Company or any Subsidiary to stockholders, officers, employees, individual consultants or Affiliates of the Company or any Subsidiary in connection with this Agreement or the consummation of the transactions contemplated hereby, including change in control payments, sale bonuses or similar amounts payable to employees (including any employer portion of employment Taxes payable as a result of such payments or as a result of payments with respect to Options), directors or individual consultants of the Company or the Subsidiaries as a result of the transactions contemplated by this Agreement and unpaid by the Company or the Subsidiaries as of the Closing, in each case without duplication of any amounts that are reflected as a current liability in the determination of Net Working Capital.
“Settlement Amounts” has the meaning set forth in Section 2.2(c).
“Share Amount” means an amount equal to the quotient of (a) the sum of (i) the Purchase Price and (ii) the aggregate exercise prices for all of the then outstanding vested Options and the Warrant, divided by (b) the Fully Diluted Shares.
“Shares” has the meaning set forth in the recitals.
“Special Indemnity Escrow Account” means a separate account, set up pursuant to the Escrow Agreement, where the Special Indemnity Escrow Funds are held for distribution by the Escrow Agent.
“Special Indemnity Escrow Funds” means an amount equal to $1,000,000 to be held by the Escrow Agent in the Special Indemnity Escrow Account in accordance with the terms and conditions of the Escrow Agreement.
“Special Indemnity Escrow Funds Release Date” has the meaning set forth in Section 8.7(f).
“Special Indemnity Matters” has the meaning set forth in Section 8.3(a)(iii).
“Specified Agreement” means that certain agreement set forth on Section 1.1(c) of the Company Disclosure Letter.
“Specified Environmental Property” means that certain property set forth on Section 1.1(d) of the Company Disclosure Letter.
“Stockholders” has the meaning set forth in the preamble.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiaries” means, together: (a) ASC Signal, (b) ASC International, (c) ASC Global and (d) ASCS Canadian, and “Subsidiary” means any one of them.
“Subsidiary Shares” means, together, the: (a) ASC Signal Shares, (b) ASC International Shares, (c) ASC Global Shares and (d) ASCS Canadian Shares.
“Survival Period” has the meaning set forth in Section 8.1(e).
“Target Working Capital” means $7,667,000, as illustrated by the Target Working Capital Calculation.

“Target Working Capital Calculation” means the calculation of Target Working Capital as set forth on Section 1.1(e) of the Company Disclosure Letter.
“Tax” means all federal, state, provincial, territorial, county, municipal or local taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Taxing Authority including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, business, royalty, capital, capital gains, commodity taxes, goods and services, harmonized sales, sales, capital stock, employer health, pension plan, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any other government pension plan contributions, premiums and non-resident withholding amounts and any interest, fines, penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect to any of the foregoing.
“Tax Deductions” means the aggregate of amount of: (a) the Option Consideration; (b) the portion of the Holdback Amount attributable to the Options; (c) Selling Expenses to the extent deductible for income Tax purposes and (d) the capitalized financing costs and expenses that become deductible in any Pre-Closing Tax Period by the Company or any Subsidiary for income Tax purposes as a result of the satisfaction of the Closing Date Repayment Indebtedness on the Closing Date.
“Tax Matter” means any (a) inquiries, audits, examinations, contest, litigation, investigations, assessments, reassessments or any other proceedings or similar events with respect to Taxes of the Company or any Subsidiary for which the Sellers may be required to reimburse or indemnify any Buyer Indemnitee pursuant to this Agreement (excluding any inquiries, audits, examinations, contests, litigations, investigations, assessments, reassessments or any other proceedings or similar events relating to any agreements, arrangements or understandings entered into pursuant to Section 9.8) or (b) voluntary contact with any Taxing Authority relating to, or self-assessment of, Taxes of the Company or any Subsidiary for any Pre-Closing Tax Period.
“Tax Returns” means all Tax returns, statements, certificates, bills, claims for refund, information returns, statements, other documents and written information (including declaration of estimated Taxes), reports and forms filed or required to be filed with or supplied to any Taxing Authority, including any amendment thereof or supplement, appendix, schedule or attachment thereto.
“Taxing Authority” means any Governmental Authority responsible for the assessment, collection, enforcement, determination, administration or imposition of any Tax.
“Threshold” has the meaning set forth in Section 8.2(a).
“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law.
“Trademarks” means (a) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, (b) registrations, renewals, applications for registration, equivalents and counterparts of the foregoing and (c) the goodwill of the business associated with each of the foregoing.
“Transfer Regulations” means the Council Directive 77/187/EEC of 14 February 1977 on the approximation of the Laws of the Member States relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as "Acquired Rights Directive") and the Laws of any EU Member State implementing such Acquired Rights Directive.
“Transfer Taxes” has the meaning set forth in Section 9.4.
“UCC” means the Uniform Commercial Code.

“US Plan” means each Employee Plan (i) maintained within the jurisdiction of the United States or (ii) covering any employee, individual consultant, director or officer residing or working inside of the United States.
“Voluntary Disclosure Agreement” has the meaning set forth in Section 9.8(a).
“Warrant” has the meaning set forth in the recitals.
“Warrantholder” has the meaning set forth in the preamble.
“Whitby Property” means that certain property located at 606 Beech St West, Whitby, ON, L1N 5S2 and 500 Beech Street West, Whitby, ON, L1N 7T8.
“Working Capital Overage” has the meaning set forth in Section 2.3(a).
“Working Capital Underage” has the meaning set forth in Section 2.3(a).
ARTICLE II
SALE AND PURCHASE
2.1Sale and Purchase of Shares. Upon the terms and subject to the conditions contained in this Agreement, concurrently with the execution and delivery of this Agreement, (a) the Stockholders shall sell, assign, convey, transfer and deliver to Buyer all of the Shares, free and clear of all Liens; (b) the Optionholders and the Warrantholder shall surrender the Options and the Warrant for cancellation; and (c) Buyer shall pay and deliver, or cause to be paid and delivered, the Purchase Price to, or for the benefit of, the Sellers and take the other actions described in this Article II.
2.2Purchase Price.
(a)Subject to the adjustments set forth in Section 2.3, in full consideration for the transfer of the Shares and the surrender and cancellation of the Options and the Warrant, Buyer shall pay or cause to be paid to, or for the benefit of, the Sellers at the Closing an aggregate amount equal to $50,000,000 (the “Enterprise Value”) plus the Estimated Cash plus the Bonus Amount minus:
(i)the Estimated Closing Date Repayment Indebtedness;
(ii)the Estimated Selling Expenses;
(iii)the Escrow Funds; and
(iv)the Holdback Amount
(such amount, the “Initial Purchase Price”), increased by (A) any Working Capital Overage or decreased by (B) any Working Capital Underage (as adjusted, the “Purchase Price”).
(b)Shares, Options and Warrant. At the Closing, the Purchase Price shall be distributed to, or for the benefit of, the Sellers as follows:
(i)Each Stockholder shall be entitled to receive, as consideration for such Stockholder’s Shares, an amount equal to the product of: (A) the Share Amount; and (B) the number of Shares owned by such Stockholder, payable in cash by bank wire transfer of immediately available funds to an account or accounts previously designated by such Stockholder prior to the Closing.

(ii)Each Optionholder shall be entitled to receive, in connection with the cancellation of his or her then outstanding Options, an amount, if any, equal to the product of: (A) the Share Amount; and (B) the number of shares of Common Stock underlying such Options held by such Optionholder that are vested as of the Closing, minus the product of: (1) the exercise price of each Option held by such Optionholder; and (2) the number of vested Options held by such Optionholder at each such exercise price (the aggregate amount payable to all Optionholders is referred to as the “Option Consideration”). Section 2.2(b)(ii) of the Company Disclosure Letter sets forth, with respect to each Optionholder, his name, the total number of shares of Common Stock underlying his vested Options and his unvested Options, the exercise price for each of his Options, in each case, as of the Closing and the portion (expressed as both a dollar and a percentage of the aggregate Option Consideration) of the Option Consideration payable to such Optionholder upon consummation of the transactions contemplated hereby. Each Optionholder acknowledges and agrees that (x) the total number of Options that will be vested as of the Closing, along with the total number of shares of Common Stock to be vested as of the Closing Date underlying each such Option, shall be based upon the value of the Initial Purchase Price; (y) any future payments made after the Closing Date to the Sellers under this Agreement shall be paid pro rata to the Optionholders in accordance with the proportions set forth on Section 2.2(b)(ii) of the Company Disclosure Letter (with such percentages not subject to update after the Closing Date) and (z) all Options as of the Closing Date that are unvested shall be cancelled and forfeited as of the Closing Date and no consideration shall be paid therefor. At the Closing, Buyer shall pay the Option Consideration payable with respect to each Non-Employee Optionholder in cash by bank wire transfer of immediately available funds to an account or accounts previously designated by such Non-Employee Optionholder prior to the Closing. Buyer shall pay the Option Consideration payable with respect to each Employee Optionholder to the Company, and the Company shall in turn pay such portion of the Option Consideration (to be paid through the Company’s or a Subsidiary’s payroll in accordance with the Company’s or such Subsidiary’s normal procedures therefor), less applicable Tax withholding amounts, to the applicable Employee Optionholder (and any applicable Tax withholding amounts to the applicable Taxing Authority when due and payable) as promptly as practicable thereafter, but in no event later than the Company’s or such Subsidiary’s next regularly scheduled payroll payment date following the Closing Date, in such form of payment (whether by wire transfer, check or otherwise) as is typically made by the Company’s or such Subsidiary’s then-current payroll system to such Employee Optionholders. As of the Closing, each Option shall become no longer exercisable, and shall be cancelled, whether or not the Optionholder of any such Option is entitled to any consideration in respect of such Options pursuant to this Section 2.2(b)(ii). Prior to the Closing, the Board of Directors of the Company adopted resolutions terminating the ASC Signal Holdings Corporation 2008 Equity and Performance Incentive Plan.
(iii)The Warrantholder shall be entitled to receive, upon the surrender and cancellation of its Warrant, an amount equal to the product of: (A) the Share Amount and (B) the number of shares of Class B Common Stock underlying such Warrants held by the Warrantholder, minus the sum of all the exercise prices for all such shares of Class B Common Stock under the Warrant, payable in cash by bank wire transfer of immediately available funds to an account previously designated by the Warrantholder prior to the Closing. The Warrantholder hereby acknowledges and agrees that the transactions contemplated by this Agreement constitute a Transaction (as defined in the Warrant) and that the consideration payable to the Warrantholder hereunder is equivalent to consideration to which the Warrantholder would have been entitled upon consummation of such Transaction (as defined in the Warrant) if the Warrantholder had exercised the Warrant immediately prior to such Transaction (as defined in the Warrant), and that upon Closing, the Warrant shall be cancelled and the Warrantholder shall have no further rights thereunder other than the rights applicable to the Warrantholder hereunder.
(c)Other Settlements; Escrow Accounts. At the Closing, Buyer shall (i) on behalf of the Company and the Subsidiaries (as applicable), cause the Closing Date Repayment Indebtedness outstanding immediately prior to the Closing to be repaid in full to the Persons entitled thereto pursuant to instructions delivered by the Seller Representative to Buyer prior to the Closing; (ii) on behalf of the Stockholders, the Company or the Subsidiaries (as applicable), pay the applicable portion of the Estimated Selling Expenses to each Person entitled thereto pursuant to the instructions designated by such Persons to the Company (or which the Company designated to Buyer) prior to the Closing; (iii) pay the Holdback Amount into the Holdback Account to be held in accordance with the terms of this Agreement; (iv) pay the Adjustment Escrow Funds into the Adjustment Escrow Account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement; (v) pay the Indemnity Escrow Funds into the Indemnity Escrow Account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement; (vi) pay the Special Indemnity Escrow Funds into the Special Indemnity Escrow Account to be held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement and (vii) on behalf of the Company and the Subsidiaries (as applicable), pay, or cause to be paid, to the employees set forth on Section 1.1(a) of the Company Disclosure Letter the Bonus Amounts set forth opposite their respective names (collectively, the “Settlement Amounts”). Buyer may, at its option, pay any portion of the Estimated Selling Expenses that constitutes wages or compensation to the Company or a Subsidiary, as applicable, which in turn will pay such amounts to the Persons entitled thereto through the Company’s or a Subsidiary’s payroll in accordance with the Company’s or such Subsidiary’s normal procedures therefor, less applicable Tax withholding amounts, to the applicable Person (and any applicable Tax withholding amounts to the applicable Taxing Authority when due and payable) as promptly as practicable thereafter, but in no event later than the Company’s or such Subsidiary’s next regularly scheduled payroll payment date following the Closing Date, in such form of payment (whether by wire transfer, check or otherwise) as is typically made by the Company’s or such Subsidiary’s then-current payroll system to such Persons.
2.3Purchase Price Adjustment.
(a)Estimated Statement. Prior to the date hereof, the Seller Representative has prepared and delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of: (i) the Net Working Capital as of 12:01 am eastern time on the Closing Date prepared in accordance with the principles set forth on Section 2.3(a) of the Company Disclosure Letter (such estimate, the “Estimated Working Capital”); (ii) the Estimated Cash; (iii) the Estimated Selling Expenses and (iv) the Estimated Closing Date Repayment Indebtedness, together with reasonable supporting evidence of the calculation of such estimates and, in the case of the Estimated Selling Expenses, an itemized list of each Selling Expense with a description of the nature of such expense and the Person to whom such expense is owed together with wire instructions for each payee. As contemplated by Section 2.2(a), (A) if the Estimated Working Capital is less than the Target Working Capital, then the Initial Purchase Price shall be reduced by the amount of such shortfall (the “Working Capital Underage”), subject to further adjustment as provided in this Section 2.3; (B) if the Estimated Working Capital is greater than the Target Working Capital, then the Initial Purchase Price shall be increased by the amount of such excess (the “Working Capital Overage”), subject to further adjustment as provided in this Section 2.3 and (C) if the Estimated Working Capital is equal to the Target Working Capital, then the Initial Purchase Price shall not be adjusted pursuant to this Section 2.3(a), but shall be subject to adjustment as otherwise provided in this Article II.
(b)Closing Statement. No later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of the amount of each of: (i) the Net Working Capital as of 12:01 am eastern time on the Closing Date, prepared in accordance with the principles set forth on Section 2.3(a) of the Company Disclosure Letter, it being understood that the amount for the “Current Assets” line item for “Inventory” shall be determined pursuant to the Inventory Take (the “Final Working Capital”); (ii) the Cash and Cash Equivalents as of 12:01 am eastern time on the Closing Date (the “Final Cash”); (iii) the Closing Date Repayment Indebtedness as of 12:01 am eastern time on the Closing Date (the “Final Closing Date Repayment Indebtedness”) and (iv) the Selling Expenses as of the Closing (the “Final Selling Expenses”).

(c)Dispute. No later than forty-five (45) days following receipt by the Seller Representative of the Closing Statement, the Seller Representative shall deliver written notice to Buyer of any dispute it has with respect to calculations set forth in the Closing Statement, describing in reasonable detail the reasons for such dispute by specifying those items or amounts as to which the Seller Representative disagrees, together with the Seller Representative’s determination of such disputed items and amounts (the “Dispute Claim”). If the Seller Representative does not deliver a Dispute Claim within such forty-five (45)-day period (or, if the Seller Representative notifies Buyer prior to such forty-fifth (45th) day that it does not dispute the Closing Statement, on such date), then such Closing Statement shall be final, conclusive and binding on the Parties. In the event of a Dispute Claim, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute. If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within twenty (20) days after delivery of the Dispute Claim (the “Resolution Period”), then Buyer and the Seller Representative jointly shall select and engage a nationally recognized independent certified public accounting firm that (i) is not the independent auditor of the Company, Buyer or any of the Sellers (as applicable) and (ii) is determined, to the reasonable satisfaction of Buyer and the Seller Representative, to be sufficiently independent and impartial after review by such parties of the results of the customary internal conflicts check conducted by such accounting firm (the “Independent Accounting Firm”) to resolve only such disputed items still in dispute; provided, however, that if the Seller Representative and Buyer are unable to select such accounting firm within thirty (30) days after the end of the Resolution Period, either Buyer or the Seller Representative may request that the American Arbitration Association appoint, within twenty (20) days after the date of such request, a nationally recognized, independent and impartial accounting firm, with significant arbitration experience related to purchase price adjustment disputes, to act as the Independent Accounting Firm. As promptly as practicable thereafter, and in any event within thirty (30) Business Days following the appointment of the Independent Accounting Firm (or such longer period as Buyer and the Seller Representative may agree in writing), Buyer and the Seller Representative shall each prepare and submit a presentation to the Independent Accounting Firm (with a copy delivered to the other Party on the same day). As soon as practicable thereafter, and in any event within thirty (30) Business Days (or such longer period as Buyer and the Seller Representative may agree in writing), Buyer and the Seller Representative shall cause the Independent Accounting Firm to choose one of the Parties’ positions based solely upon the presentations by Buyer and the Seller Representative. The Party whose position is not accepted by the Independent Accounting Firm shall be responsible for all of the fees and expenses of the Independent Accounting Firm. All determinations made by the Independent Accounting Firm shall be final, conclusive and binding on the Parties. In the event a Dispute Claim is issued, the Closing Statement (and any amendments thereto) shall be final, conclusive and binding on the Parties upon (A) agreement thereto by Buyer and the Seller Representative or (B) determination thereto by the Independent Accounting Firm. For purposes of this Agreement, the “Final Closing Statement” shall mean the Closing Statement, as finally determined (including by modification or adjustment) pursuant to Section 2.3(b) and Section 2.3(c), and the “Final Purchase Price” shall mean the Purchase Price as calculated based on the Final Working Capital, Final Cash, Final Closing Date Repayment Indebtedness and Final Selling Expenses set forth in the Final Closing Statement. Buyer and Sellers shall conduct the Inventory Take within seven (7) days following the Closing Date, or on such other date as may be otherwise mutually agreed by the Parties. For the purposes of determining the Final Working Capital, the “Inventory” line item for the purposes of “Current Assets” shall be determined in accordance with the Inventory Take, it being understood that any and all inventory shipped or otherwise delivered by Buyer following the Closing and not counted as part of the Inventory Take shall be considered inventory for purposes of the Final Working Capital; provided that inventory received by Buyer from vendors following the Closing shall not be considered inventory for purposes of the Final Working Capital.
(d)Access. For purposes of complying with the terms set forth in this Section 2.3, Buyer and the Company, on the one hand, and the Seller Representative, on the other hand, shall, and the Company shall cause the Subsidiaries to, reasonably cooperate with and make available to each other and their respective representatives all information, records, data and working papers (subject to the execution of customary confidentiality, hold harmless and similar agreements relating to the access to such working papers in form and substance reasonably and customarily acceptable to any auditors or independent accountants), and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes thereunder; provided that such access does not (i) unreasonably disrupt the normal operations of the Parties’ respective businesses or (ii) based on advice of counsel (A) result in the waiver of any attorney-client privilege, (B) create any liability under applicable Law or (C) violate any obligation with respect to confidentiality. If Buyer and the Company, on the one hand, or the Seller Representative, on the other hand, breach their respective obligations under this Section 2.3(d), then the dispute periods set forth in Section 2.3(c) shall automatically be extended until such breach is cured by the breaching Party (provided that a notice of breach was given by the non-breaching Party to the other Party during the applicable time period).
(e)Adjustment.
(i)If the Final Purchase Price is less than the Purchase Price, then the Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent to release an amount of cash equal to such shortfall (plus interest on such amount from the Closing Date through the date on which such payment is made at the prime lending rate published in The Wall Street Journal and in effect on the date of payment) (the “Adjustment Shortfall”) from the Adjustment Escrow Funds to Buyer, by bank wire transfer of immediately available funds to an account designated in writing by Buyer to the Seller Representative, within five (5) Business Days from the date on which the Final Closing Statement is finally determined pursuant to Section 2.3(b) and Section 2.3(c). If the Adjustment Shortfall exceeds the Adjustment Escrow Funds, such excess shall be payable to Buyer by the Sellers (and the Seller Representative shall aggregate such amounts received so as to pay one (1) wire to Buyer) by bank wire transfer of immediately available funds to an account designated in writing by Buyer to the Seller Representative in accordance with the proportions set forth on Section 2.3(e) of the Company Disclosure Letter, as and when the Final Purchase Price is due and payable under this Section 2.3(e)(i).
(ii)If the Final Purchase Price is greater than the Purchase Price, then Buyer shall pay, or cause to be paid, to the Sellers in the proportions set forth on Section 2.3(e) of the Company Disclosure Letter, an amount in cash equal to such excess (plus interest on such amount from the Closing Date through the date on which such payment is made at the prime lending rate published in The Wall Street Journal and in effect on the date of payment). With respect to the Stockholders, the Non-Employee Optionholders and the Warrantholder, such amounts shall be paid by Buyer within five (5) Business Days from the date on which the Final Closing Statement is finally determined pursuant to Section 2.3(b) and Section 2.3(c) by bank wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative to Buyer. With respect to the Employee Optionholders, such amounts shall be paid by Buyer to the Company within five (5) Business Days from the date on which the Final Closing Statement is finally determined pursuant to Section 2.3(b) and Section 2.3(c), and the Company shall, in turn, pay such amounts, less applicable Tax withholding amounts, to the applicable Employee Optionholder (and such applicable Tax withholding amounts to the applicable Taxing Authority when due and payable) as promptly as practicable thereafter, but in no event later than the Company’s or such Subsidiary’s next regularly scheduled payroll payment date following the date on which the Company receives such amounts from Buyer pursuant to this Section 2.3(e), in such form of payment (whether by wire transfer, check or otherwise) as is typically made by the Company’s or such Subsidiary’s then-current payroll system to such Employee Optionholders.
(iii)If the Final Purchase Price is equal to the Purchase Price, then there shall be no adjustment to the Purchase Price pursuant to this Section 2.3(e).
(f)Within five (5) Business Days following the adjustment under Section 2.3(e) the Buyer and Seller Representative shall execute and deliver a joint written instruction to the Escrow Agent to release all Adjustment Escrow Funds that remain following such adjustment under Section 2.3(e) to the

Stockholders, the Non-Employee Optionholders, Warrantholder and the Company (on behalf of the Employee Optionholders) in accordance with the Escrow Agreement and in the proportions set forth on Section 2.3(e) of the Company Disclosure Letter. With respect to amounts from the Adjustment Escrow Funds delivered to the Company (on behalf of the Employee Optionholders), the Company shall pay such amounts, less applicable Tax withholding amounts, to the applicable Employee Optionholders (and such applicable Tax withholding amounts to the applicable Taxing Authority when due and payable), in accordance with the Escrow Agreement, as promptly as practicable thereafter, but in no event later than the Company’s or the applicable Subsidiary’s next regularly scheduled payroll payment date following the date on which the Company receives such amounts from the Escrow Agent, in such form of payment (whether by wire transfer, check or otherwise) as is typically made by the Company’s or the applicable Subsidiary’s then-current payroll system to such Employee Optionholders.
(g)All payments made pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.
(h)The Sellers hereby acknowledge and agree that Buyer shall not be responsible for any Losses arising out of, related to or resulting from any errors or omissions in the allocations of the Purchase Price provided by the Seller Representative in accordance with the provisions of Section 2.2. Furthermore, the Sellers hereby acknowledge and agree that Buyer shall not be responsible for any Losses arising out of, related to or resulting from any errors or omissions in the proportions set forth on Section 2.2(b)(ii) or Section 2.3(e) of the Company Disclosure Letter. Sellers acknowledge and agree that Buyer shall be entitled to indemnification for any Losses arising out of, related to or resulting from errors or omissions in the allocations of the Purchase Price (including related adjustments) provided by Seller Representative (including with respect to the determination of the Share Amount and the proportions set forth in Section 2.2(b)(ii) and Section 2.3(e) of the Company Disclosure Letter) pursuant to the provisions of Article VIII (including under Section 8.3(a)(i)(B)) and Article IX. Buyer acknowledges and agrees that the foregoing shall not affect Buyer’s obligation to make payment of the Purchase Price (including any adjustment) as contemplated by Section 2.2 pursuant to the terms hereof (including with respect to the allocations of the Purchase Price provided by the Seller Representative in accordance with the provisions of Section 2.2) unless and to the extent that (x) any Action has been made against any Seller, the Seller Representative, Buyer, the Company or any of their respective Affiliates that alleges that there are errors or omissions in the allocations of the Purchase Price (including related adjustments) provided by the Seller Representative (including with respect to the determination of the Share Amount and the proportions set forth in Section 2.2(b)(ii) and Section 2.3(e) of the Company Disclosure Letter) or (y) there is any Order (whether temporary, preliminary or final) in effect that enjoins, restrains, makes illegal or otherwise prohibits Buyer from making any such payment.
2.4Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer and each of its Affiliates shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it may reasonably believe are required to be deducted and withheld with respect to the making of such payment under any provision of any Tax Law, and the Escrow Agent shall be entitled to deduct and withhold from payment any amounts (or any portion thereof) otherwise payable pursuant to the Escrow Agreement; provided, however, if Buyer, the Company, any Subsidiary or anyone acting on their behalf believes that any withholding is required with respect to any amounts payable under this Agreement other than as compensation, such Person shall, at least two (2) Business Days prior to the Closing, provide the Seller Representative with notice of the intention to withhold and the opportunity for the Seller Representative to provide any statement, form, or other documentation that would eliminate the requirement to withhold. To the extent that amounts are so withheld by Buyer or any of its Affiliates (or the Escrow Agent) and are timely paid over to the relevant Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement (or the Escrow Agreement) as having been paid to the relevant Person in respect of which such deduction and withholding was made.

ARTICLE III
CLOSING AND DELIVERIES
3.1Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures substantially concurrently with the execution and delivery of this Agreement on the date hereof (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The effective time of the Closing shall be deemed to be 12:01 am eastern time on the Closing Date.
3.2Deliveries by the Company and Sellers. At the Closing, the Company or the applicable Seller (or the Seller Representative on behalf of such Seller) shall deliver, or cause to be delivered, to Buyer the following items:
(a)the stock certificates representing the Shares, with duly executed stock powers attached in proper form for transfer;
(b)payoff letters evidencing the repayment of all amounts owed by the Company or any of the Subsidiaries or their Affiliates under the Closing Date Repayment Indebtedness and evidence of the release, termination and discharge in full of all Liens granted thereunder (including the executed Credit Facility Payoff Letter and Owemanco Mortgage Payoff Letter), each in form and substance reasonably satisfactory to Buyer;
(c)evidence reasonably satisfactory to Buyer of the irrevocable payout, release, termination and discharge in full of the ASCS Canadian Note and any obligations thereunder;
(d)the certificate of incorporation and memorandum of association, as applicable, of the Company and each Subsidiary, certified as of a recent date by the Secretary of State of the state of such entity’s jurisdiction (or equivalent authority), and a copy of the bylaws or other similar organizational documents of the Company and each Subsidiary, certified by an officer of the Company or a Subsidiary, respectively, given by him or her on behalf of the Company or a Subsidiary, as applicable, and not in his or her individual capacity;
(e)certificates of the applicable Secretary of State or other Governmental Authority as to the good standing as of a recent date of the Company and each Subsidiary in the state or province of such entity’s jurisdiction;
(f)written resignations of the members of the board of directors and officers of the Company and the Subsidiaries;
(g)original corporate record books, stock record books and minute books, as applicable, of the Company and the Subsidiaries pursuant to Section 7.3(a);
(h)evidence, in form and substance reasonably satisfactory to Buyer, of the termination of the Advisory Agreement and repayment of all amounts owed by the Company or any of the Subsidiaries thereunder;
(i)an affidavit issued to Buyer by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5)-year period ending on the Closing Date and that the Shares are not United States real property interests and a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to Buyer;
(j)a counterpart to the Escrow Agreement, duly executed by the Escrow Agent and the Seller Representative;
(k)the Indemnity Policy; and
(l)all such additional instruments, documents and certificates provided for by this Agreement.
3.3Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Representative the following items:
(a)the Purchase Price and the Settlement Amounts, in each case, paid in accordance with Section 2.2 to the Person(s) entitled thereto;
(b)the certificate of formation of Buyer, certified as of a recent date by the Secretary of State of Delaware, and a copy of the limited liability company operating agreement of Buyer, certified by an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity;
(c)a certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Buyer in Delaware;
(d)a counterpart to the Escrow Agreement, duly executed by Buyer; and
(e)all such additional instruments, documents and certificates provided for by this Agreement.
3.4Termination of Company Stockholders Agreement. Effective as of the Closing, the Sellers hereby agree with the Company that the Stockholders Agreement, dated as of January 31, 2008 (as amended, modified or supplemented from time to time, the “Company Stockholders Agreement”), by and among the Company, Resilience and the Investors (as defined therein), shall terminate without further action of the parties thereto in accordance with Section 6.14 thereof and without any remaining liability of any kind on the part of the Company, any Subsidiary or Buyer under, as a result of or in connection with such Company Stockholders Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the applicable Section of the Company Disclosure Letter (it being understood that any matter disclosed in any Section or Subsection of the Company Disclosure Letter will be deemed to be disclosed on any other Section or Subsection of the Company Disclosure Letter pertaining to representations and warranties of the Company to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section or Sections of the Company Disclosure Letter delivered by the Company to Buyer simultaneously with the execution and delivery of this Agreement), the Company represents and warrants to Buyer as follows:

4.1Organization and Standing; Authority.
(a)The Company and each Subsidiary is an entity, duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation with all requisite entity power and authority to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted. The Company and each Subsidiary is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. The Company has made available to Buyer true and complete copies of the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and each Subsidiary, in each case, as in effect as of the date of this Agreement (and reflected all amendments thereto).
(b)The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company and no other act or proceeding on the part of the Company (or its stockholders) is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement or document contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, the Sellers and the Seller Representative, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (the immediately preceding clauses (i) and (ii), collectively, the “General Enforceability Exceptions”).
4.2Capitalization. The authorized capital stock of the Company consists of 425,000 shares of which (a) 265,000 shares are authorized as Common Stock, of which 8,073 are authorized for issuance upon exercise of the Options and (b) 160,000 shares are authorized as Preferred Stock. 240,000 shares of the authorized Common Stock are designated as “Class A,” and 25,000 shares of the authorized common stock are designated as “Class B.” As of (i) immediately prior to the Closing Date, there were 75,556 shares of Preferred Stock issued and outstanding, and such issued and outstanding shares were duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens, other than Liens arising under the Company Stockholders Agreement, and none had been issued in violation of any preemptive right, and (ii) as of the Closing, (A) there were no shares of Preferred Stock outstanding, (B) there were 75,556 shares of “Class A” Common Stock issued and outstanding, and such issued and outstanding shares were duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens, other than Liens arising under the Company Stockholders Agreement, and none have been issued in violation of any preemptive right and (C) no other shares of capital stock were issued or outstanding. Other than the Shares, the Company Stockholders Agreement, subscriptions for Common Stock, the Options, the Warrant and this Agreement, there are no: (1) outstanding capital stock of the Company; (2) outstanding securities convertible or exchangeable into shares of capital stock of the Company; (3) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock; (4) authorized equity appreciation or phantom stock with respect to the Company or (5) voting trusts, proxies, stockholder agreements, registration rights agreements or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to its capital stock. There are no declared but unpaid dividends with respect to any issued and outstanding capital stock of the Company and, since January 1, 2014, the Company has not paid or declared any such dividend.

4.3The Subsidiaries.
(a)Except as set forth on Section 4.3(a) of the Company Disclosure Letter, the Subsidiaries are the only Persons in which the Company owns, directly or indirectly, an equity interest, membership interest or other interest and no Subsidiary owns an equity interest, membership interest, or other interest in any Person.
(b)The authorized capital stock of ASC Signal consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding as of the Closing Date (the “ASC Signal Shares”), and such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable.
(c)The authorized capital stock of ASC International consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding as of the Closing Date (the “ASC International Shares”), and such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable.
(d)The authorized capital stock of ASC Global consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding as of the Closing Date (the “ASC Global Shares”), and such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable.
(e)The authorized share capital of ASCS Canadian consists of 100,000,000 common shares without nominal or par value, of which 3,218,114 shares are taken as of the Closing Date (the “ASCS Canadian Shares”), and such taken shares are duly authorized and validly issued.
(f)The Company owns, directly or indirectly, all issued and outstanding Subsidiary Shares free and clear of all Liens other than Liens arising under the Closing Date Repayment Indebtedness. There are no (i) outstanding securities convertible or exchangeable into shares of capital stock of any Subsidiary; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any Subsidiary to issue, transfer or sell any of its capital stock; (iii) authorized equity appreciation or phantom stock with respect to any Subsidiary; or (iv) other agreements or understandings to which the Subsidiary is a party or by which the Subsidiary is bound with respect to its capital stock.
4.4No Conflict; Required Filings and Consents.
(a)Neither the execution, delivery and performance of this Agreement by the Company or the other agreements and documents contemplated hereby to be executed and delivered by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof, will: (i) violate or conflict with, require any notice under, constitute or result in a breach of any provisions of the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company or of any Subsidiary; (ii) except as set forth on Section 4.4(a) of the Company Disclosure Letter, violate or conflict with, require any notice under, constitute or result in the material breach of any term, condition or provision of, constitute a material default under, give rise to any right of termination, cancellation or acceleration (in each case, with or without notice of lapse of time or both) with respect to, or result in the creation or imposition of a Lien upon any material property, Material Contracts or assets of the Company or the Subsidiaries, or (iii) subject to receipt by (A) Buyer of the requisite approvals referred to in Section 6.4(b) of the Buyer Disclosure Letter, (B) the Company of the requisite approvals referred to in Section 4.4(b) of the Company Disclosure Letter and (C) the Sellers of the requisite approvals referred to in Section 5.4(b) of the Company Disclosure Letter, violate, contravene or conflict with any Order or Law applicable to the Company or any Subsidiary or any of their respective properties or assets.

(b)Except as set forth on Section 4.4(b) of the Company Disclosure Letter, no filing, Consent or Permit is required to be made with or obtained from any Governmental Authority or any other third party by the Company for the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to make or obtain such filings, Consents or Permits would not, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole.
4.5Financial Statements; Undisclosed Liabilities.
(a)True and complete copies of the following financial statements have been delivered to Buyer or have been made available to Buyer for its review: (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of September 30, 2013 and September 30, 2014, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the calendar years then ended, together with the notes thereto (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of July 31, 2015 (the “Balance Sheet Date”) and related unaudited consolidated statement of operations for the 10-month period then ended (the “Interim Financial Statements” and, collectively with the Audited Financial Statements, the “Company Financial Statements”).
(b)The Audited Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and fairly present, in all material respects, the financial position, and results of operations, stockholders’ equity and cash flows of the Company and the Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated. Except as set forth on Section 4.5(b) of the Company Disclosure Letter, the Interim Financial Statements have been prepared by management of the Company in accordance with GAAP consistently applied throughout the periods indicated (except for the absence of footnote disclosure and any customary year-end adjustments that would not be material, either individually or in the aggregate). The Company Financial Statements were derived from and have been prepared in accordance with the books and records of the Company and the Subsidiaries.
(c)Since October 1, 2012, the Company and the Subsidiaries have maintained accurate books and records which reflect the Company’s and the Subsidiaries’ assets and liabilities and maintain and have maintained for all periods reflected in the Company Financial Statements, proper and adequate internal accounting controls that provide assurance that (i) transactions are recorded as necessary to permit accurate preparation of its financial statements and to maintain accurate accountability for its assets in all material respects and (ii) except as set forth on Section 4.5(c) of the Company Disclosure Letter, accounts, notes and other receivables and inventory of the Company or any Subsidiary are recorded in accordance with GAAP in all material respects. To the Company’s Knowledge, since October 1, 2012, no auditor, Affiliate, accountant or representative of the Company has received any material complaint, allegation, assertion or claim, or any material weakness or significant deficiency, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and the Subsidiaries, taken as a whole, or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or the Subsidiaries have engaged in questionable accounting or auditing practices.
(d)Except as set forth on Section 4.5(d) of the Company Disclosure Letter, there is no outstanding Indebtedness, and, as of the Closing Date, the Company and the Subsidiaries shall have no Indebtedness. There are no off-balance sheet financing arrangements to which the Company or any Subsidiary is a party.
(e)Neither the Company nor any of the Subsidiaries has any liability or obligation (whether matured or unmatured, fixed or contingent or otherwise) of the type required to be reflected on or reserved against in, a consolidated balance sheet prepared in accordance with GAAP, except (i) as set forth on Section 4.5(e) of the Company Disclosure Letter, (ii) liabilities accrued or reserved for in accordance with

GAAP on the Company Financial Statements, in each case that are not individually (or when taken together with all other such liabilities) material to the Company and (iii) liabilities that arise after the date of the Interim Financial Statements in the ordinary course of business that are not individually (or when taken together with all other such liabilities) material to the Company or any of the Subsidiaries.
4.6Taxes. Except as set forth on Section 4.6 of the Company Disclosure Letter:
(a)All income and other material Tax Returns required to be filed by or with respect to the Company and each Subsidiary have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by or with respect to the Company and each Subsidiary (whether or not shown as due on such Tax Returns) have been fully and timely paid.
(b)Neither the Company nor any Subsidiary has agreed to or applied for any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, and no power of attorney has been granted by or with respect to the Company or any Subsidiary with regard to any matters relating to Taxes, which period (after giving effect to any such valid extension or waiver) has not yet expired or power has not yet expired. None of the Company or any Subsidiary has been issued any private letter rulings, technical advice memoranda or similar agreements or rulings with any Taxing Authority.
(c)Other than any Commercial Tax Agreement, neither the Company nor any Subsidiary is a party to, is subject to, is bound by or has any obligation under any Contract or agreement relating to the allocation, sharing or payment of, or indemnity for, any Taxes or any similar agreement, arrangement or understanding.
(d)The Company and each Subsidiary has complied in all material respects with all applicable Laws relating to the collection, withholding and remittance of Taxes, including withholding and paying all material Taxes required to have been withheld and paid in connection with any amounts paid by the Company or any Subsidiary to any employee, independent contractor, creditor, stockholder, or other third party.
(e)There are no Liens for Taxes on the assets of the Company or any Subsidiary, except for Permitted Liens.
(f)There is no Action pending or threatened in writing with respect to the Company or any Subsidiary in respect of any Tax.
(g)Neither the Company nor any Subsidiary: (i) has been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return (other than a group the common parent of which is the Company) nor has the Company or any Subsidiary been included in any similar arrangement for group Tax relief under any Law, such as a loss sharing regime or (ii) has any liability for Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract or otherwise.
(h)No written claim has been made by a Taxing Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns such that the Company or any Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(i)Neither the Company nor any Subsidiary has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of state, local or foreign Law).

(j)Neither the Company nor any of the Subsidiaries is required to make any adjustment (nor has any Taxing Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any Straddle Period or any Post-Closing Tax Period as a result of a change in accounting method. Neither the Company nor any of the Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) intercompany transaction, intercompany account, or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code.
(k)Within the past two (2) years, neither the Company nor any of the Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(l)Section 4.6(l) of the Company Disclosure Letter sets forth the respective entity classifications, and the applicable dates for such classifications, of the Company and each Subsidiary for United States federal and state Tax purposes.
(m)All related party transactions involving the Company or any of the Subsidiaries are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local and foreign Law. Each of the Company and each Subsidiary has maintained in all respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder.
(n)The Company has provided or made available to Buyer all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government.
(o)Neither the Company nor any Subsidiary is a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code.
(p)Neither the Company nor any Subsidiary has a permanent establishment in any country (excluding the country under the Laws of which it is organized).
(q)Neither the Company nor any Subsidiary has (i) incurred a “dual consolidated loss” within the meaning of Section 1503 of the Code or (ii) been required to include in income any amount determined under Section 956 of the Code.
(r)The Shares are not considered “taxable Canadian property” under the ITA.
4.7Title to Properties. Except as set forth on Section 4.7 of the Company Disclosure Letter, the Company or the applicable Subsidiary has good and valid title to, or a valid leasehold interest in, all of the personal properties and assets, tangible or intangible, reflected on the balance sheet included in the Interim Financial Statements as being owned by the Company or such Subsidiary, free and clear of all Liens, except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or such Subsidiary since the Balance Sheet Date in the ordinary course of business. All such property and assets are in good operating condition and repair (subject to normal wear and tear).

4.8Real Property.
(a)Section 4.8(a) of the Company Disclosure Letter contains a list of the common addresses of (i) all the Real Property owned by the Company or any Subsidiary (the “Owned Real Property”) and (ii) all of the Real Property leased, subleased, occupied or otherwise utilized by the Company or any Subsidiary (the “Leased Real Property”). The Real Property listed on Section 4.8(a) of the Company Disclosure Letter comprises all Real Property used in the conduct of the business and operations of the Company and the Subsidiaries as now conducted. In addition, with respect to each parcel of Leased Real Property, Section 4.8(a) of the Company Disclosure Letter includes a description of the applicable Real Property Lease.
(b)The Company has made available to Buyer a true and correct copy of all leases, subleases, licenses or other agreements (including all modifications, amendments, supplements, waivers and side letters related thereto) (each, a “Real Property Lease” and collectively, the “Real Property Leases”), evidencing an interest of the Company or any Subsidiary in Leased Real Property. All Leased Real Property is held under leases or subleases that are valid instruments enforceable in accordance with their respective terms, except as limited by the General Enforceability Exceptions. The Company and/or the Subsidiaries have and own valid leasehold interests in the Leased Real Property, free and clear of all Liens, other than Permitted Liens, and are in actual possession and occupation of each parcel of Leased Real Property. There is no default or breach by the Company or any Subsidiary, as applicable, or, to the Company’s Knowledge, any other party thereto, in the timely performance of any obligation to be performed or paid with respect to Leased Real Property, that would have a Material Adverse Effect on the Company or applicable Subsidiary party thereto or on the Real Property which is the subject of such lease. Each Real Property Lease is in full force and effect and is a legal, valid and binding agreement of the Company or the applicable Subsidiary, and to the Company’s Knowledge, each counterparty thereto, subject only to the General Enforceability Exceptions and there is no default under or breach by the Company of the applicable Subsidiary or, to the Company’s Knowledge, any counterparty thereto, under any such Real Property Lease. Neither the Company nor any of the Subsidiaries has assigned, transferred or conveyed its interest in any Real Property Lease. Except for customary tenant indemnities in favor of landlords as set forth in the Real Property Leases, neither the Company nor any of the Subsidiaries has given any guarantee or indemnity relating to the Leased Real Property or the Real Property Leases. There are no leases, subleases, tenancy arrangements, licenses, concessions or other agreements of the Company or any of the Subsidiaries, written or oral, granting to any Person, other than the Company or the Subsidiaries, any right to use or occupy, now or in the future, any portion of the Leased Real Property, and no other Person (other than the Company or the Subsidiaries) is in possession of any of the Leased Real Property. No Consent of or notice to any counterparty to a Real Property Lease is required to consummate the transactions contemplated by this Agreement.
(c)The Company and/or the Subsidiaries have and own good and marketable fee title interests in the Owned Real Property, free and clear of all Liens other than Permitted Liens. All of the buildings, fixtures and improvements located on the Owned Real Property are (i) in good operating condition (subject to normal wear and tear) and (ii) suitable, sufficient and appropriate in all material respects for their current uses. Neither the Company nor any Subsidiary has granted any third party the right to use and/or occupy any portion of the Owned Real Property other than easements of record.
(d)(i) To the Company’s Knowledge, all Owned Real Property has reasonable access to public roads and utilities, (ii) other than the matters described on Section 4.17 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has received any notice, order or proposal, nor is aware of any which would adversely affect the value or use or enjoyment of any Owned Real Property or access to or from any such Owned Real Property, (iii) other than the matters described on Section 4.17 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has any actual or contingent liability in respect of any land or buildings that have at any time been owned and/or occupied and/or used by the Company or any of the Subsidiaries but which are no longer owned, occupied or used by the Company or any of the Subsidiaries, and (iv) to the Company’s Knowledge, no portion of the Owned

Real Property has been expropriated or condemned within the last three (3) years, nor has the Company nor any of the Subsidiaries received any written notice of any proposed expropriation or condemnation within the last three (3) years.
4.9Compliance with Laws. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the Closing Date and for the two (2)-year period prior to the Closing Date:
(a)The Company and each Subsidiary is and has been in material compliance with all Laws and Orders applicable to its business.
(b)Neither the Company nor any Subsidiary has received written notification or communication from any Governmental Authority that has not yet been resolved (i) asserting that the Company or any Subsidiary is not in compliance in all material respects with any Law or (ii) threatening to revoke any material Permit owned or held by the Company or any Subsidiary.
(c)There is not and has not been pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiaries any Action of any kind in any court or Governmental Authority asserting material non-compliance by the Company or the Subsidiaries with respect to any Laws or Order.
(d)None of the Company or any of the Subsidiaries has received any written (or, to the Company’s Knowledge, oral) notification of or correspondence relating to, nor, to the Company’s Knowledge, are there or have there been any investigations, audits or reports that have involved, any allegations or information concerning potential corruption issues relating to the Company, the Subsidiaries or their agents, directors, officers, employees or other Persons acting on behalf of the Company or a Subsidiary, as applicable.
4.10Permits. Section 4.10 of the Company Disclosure Letter contains a complete list of all material Permits issued to the Company or any Subsidiary that are currently used by the Company or the Subsidiaries in connection with their respective businesses. The Company and each Subsidiary has all Permits that are currently required in connection with their respective businesses, except where the failure to have such Permit has not been or would not reasonably be expected to be, individually or in the aggregate, material to their respective businesses, taken as a whole. The Company and the Subsidiaries are in compliance in all material respects with all such Permits. All Permits are in full force and effect and, to the Company’s Knowledge, no other Person has taken any action or omitted to take any action that is reasonably likely to cause it to lose the benefit of or jeopardize the renewal of any Permit, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the businesses of the Company and the Subsidiaries, taken as a whole. Since January 1, 2012, neither the Company nor any Subsidiary has received any written notice, nor to the Company’s Knowledge has there been any oral notice, of any material Action relating to the revocation, nonrenewal, suspension or modification of any Permit.
4.11Employee Benefit Plans.
(a)Section 4.11(a) of the Company Disclosure Letter sets forth a complete list of the US Plans.
(b)Copies of the following materials have been made available to Buyer (to the extent applicable): (i) all current plan documents for each material US Plan (and, with respect to any material non-written US Plan, a description thereof); (ii) all determination or opinion letters from the IRS with respect to any of the US Plans; (iii) all current summary plan descriptions for each material US Plan and summaries of material modifications thereto, the most recent financial and actuarial reports for all US Plans and all other annual reports, and summary annual reports, with respect to the US Plans; (iv) any material communication from any Governmental Authority received within the last three (3) years; and (v) all current trust agreements and insurance contracts relating to the funding or payment of benefits under any US Plan.

(c)Each US Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. Each US Plan (i) intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified; (ii) each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code; and (iii) no event has occurred that could reasonably be expected to result in disqualification described in clause (i) or adversely affect such exemption described in clause (ii). All material contributions and premium payments that are due with respect to any US Plan prior to the Closing Date have been timely made or, to the extent not required to be made, have been properly accrued on the Company’s financial statements. None of the US Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.
(d)There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the US Plans that could result in any material liability or excise Tax under ERISA or the Code being imposed on the Company or any Subsidiary.
(e)Neither the Company nor any member of the Controlled Group currently has any liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. Neither the Company nor any Subsidiary has any liability with respect to a "defined benefit provision" as defined in subsection 147.1(1) of the ITA, or a "registered pension plan" as defined in the ITA.
(f)With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(g)There is no pending or, to the Company’s Knowledge, threatened assessment, complaint, proceeding, investigation or audit of any kind in any court or government agency with respect to any material US Plan (other than routine claims for benefits).
(h)No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or US Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(i)Except as would not reasonably be expected to result in a material liability to the Company, each US Plan, and any award thereunder, that is or forms part of a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code is in documentary compliance with, and the Company and any Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code. With respect to each Option, either (i) the exercise price per share of Common Stock of such Option is not less than the fair market value (as determined pursuant to 1.409A 1(b)(5)(iv) of the Treasury Regulations) of a share of Common Stock on the date such Option was granted, and the number of shares of Common Stock subject to each Option was fixed on the original date of grant of such Option or (ii) such Option is in documentary compliance with, and the Company and the Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(j)Except as set forth on Section 4.11(j) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or the Subsidiaries to termination or severance pay, bonus payment or any other payment or benefit pursuant to any Employee Plan, (ii) accelerate the time of funding (through a grantor trust or otherwise), payment or vesting, or increase the amount, of compensation or benefit due any such employee or officer pursuant to an Employee Plan or (iii) cause amounts payable under any Employee Plan to fail to be deductible for income Tax purposes. No employee or individual consultant is entitled to receive any gross-up or additional payment from the Company or any Subsidiary by reason of the Tax required by Section 409A or 4999 of the Code or pursuant to any other similar Laws being imposed upon such Person. Neither the Company nor any of the Subsidiaries has a contract or commitment to create any additional Employee Plan or to modify any existing Employee Plan in a manner which would increase materially the expense of maintaining the Employee Plans, considered in the aggregate, except as required by applicable Law or Tax qualification requirement or as necessary to conform an Employee Plan to applicable Law.
(k)Section 4.11(k) of the Company Disclosure Letter sets forth a complete list of all Foreign Benefit Plans. Copies of the following materials have been made available to Buyer: (i) all current plan documents for each material Foreign Benefit Plan (and, with respect to any material non-written Foreign Benefit Plan, a description thereof); (ii) all determination or opinion letters from the Canada Revenue Agency with respect to any of the Foreign Benefit Plans; (iii) all current summary plan descriptions for each material Foreign Benefit Plan and summaries of material modifications thereto, the most recent financial and actuarial reports for all Foreign Benefit Plans and all other annual reports, and summary annual reports, with respect to the Foreign Benefit Plans; (iv) any material communication from any Governmental Authority received within the last three (3) years; and (v) all current trust agreements and insurance contracts relating to the funding or payment of benefits under any Foreign Benefit Plan. Each Foreign Benefit Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. All contributions and premium payments that are due with respect to any Foreign Benefit Plan prior to the Closing Date have been timely made or, to the extent not required to be made, have been properly accrued on the Company Financial Statements. With respect to each Foreign Benefit Plan, the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, with respect to all current and former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Foreign Benefit Plan which, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Authority, has been so registered and approved and, to the Company’s Knowledge, has been maintained in good standing with applicable requirements of the Governmental Authority, and if intended to qualify for special Tax treatment, to the Company’s Knowledge, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the special Tax treatment with respect to such Foreign Benefit Plan.
(l)No current or former employee, director or individual consultant of the Company or any Subsidiary is entitled to participate in any Foreign Benefit Plan, which is a defined benefit pension plan, multi-employer plan, post-retirement plan, final salary plan or any death, disability or retirement benefit calculated by reference to age, salary or length of service, and no current or former employee, director or individual independent contractor or consultant of Sellers or any of their Subsidiaries has any claim or right in respect of any benefits payable on early retirement or redundancy under any such plan which is an occupational pension plan which was transferred to the Company or any Subsidiary pursuant to the Transfer Regulations. None of the Foreign Benefit Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as required by applicable law.

(m)There is no pending or, to the Company’s Knowledge, threatened assessment, complaint, proceeding, investigation or audit of any kind in any court or government agency with respect to any material Foreign Benefit Plan (other than routine claims for benefits).
(n)Prior to the Closing, the Company shall have complied, and shall have caused the Subsidiaries to comply, in all material respects with any and all notices, consultation, effects bargaining or other bargaining obligations to any Employee Representative in connection with transactions contemplated herein.
4.12Material Contracts.
(a)Set forth on Section 4.12(a) of the Company Disclosure Letter is a list of each of the following Contracts to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound (other than Contracts related to Leased Real Property, Employee Plans) as of the Closing Date (the ”Material Contracts”):
(i)each partnership or joint venture Contract or other similar Contract;
(ii)each Contract materially limiting the right of the Company or any Subsidiary (or which, following the consummation of the transactions contemplated by this Agreement, would limit the right of Buyer or any of its Affiliates, including the Company or any Subsidiary) to engage in or compete with any Person in any business or in any geographical area, or to sell, supply, purchase or distribute any material product or service;
(iii)each Contract involving the acquisition or disposition since January 1, 2012 of (A) any equity or debt securities of the Company or any Subsidiary or (B) any business enterprise whether via stock or asset purchase or otherwise;
(iv)each Contract providing for capital expenditures by the Company or any Subsidiary with an outstanding amount of unpaid obligations and commitments in excess of $100,000, individually or in the aggregate;
(v)each Contract granting “most favored nation” pricing or terms, establishing an exclusive sale or distribution or exclusive purchase obligation or contains any minimum purchase requirement;
(vi)each Contract granting any Person a right of first refusal, first offer or first negotiation to purchase or acquire any property or asset of the Company or any Subsidiary;
(vii)each Contract providing for or resulting in the incurrence of Indebtedness in excess of $250,000;
(viii)each Contract with a Material Customer or a Material Supplier, in each case in excess of $25,000;
(ix)each Contract that by its terms grants a Lien upon any material assets, tangible or intangible, of the Company or any Subsidiary, except for Permitted Liens;
(x)each Contract (A) that requires the Company or any Subsidiary to make payments equal to more than $100,000 in any calendar year that is not terminable upon less than ninety (90) days’ prior written notice by the Company or a Subsidiary, as applicable and (B) pursuant to which the Company or any Subsidiary is entitled to receive payments in excess of $100,000 in any calendar year;

(xi)each Contract that is a settlement agreement (A) entered into since January 1, 2012 in connection with any Action that involved payments to or from the Company or any Subsidiary in excess of $100,000 or (B) which imposes material continuing obligations on the Company or any Subsidiary;
(xii)each Contract pursuant to which the Company receives any license or other right to use Intellectual Property owned by any other Person (other than off-the-shelf licenses for software for which the one-time or annual fees do not exceed $10,000 and other than licenses to Intellectual Property rights that pass with the sale of goods and services in the normal course of business);
(xiii)each Affiliate Agreement;
(xiv)each Contract set forth on Section 4.14(b) of the Company Disclosure Letter; and
(xv)each Material Government Contract.
(b)True and complete copies of each Material Contract (in each case, including all amendments and supplements thereto) have been made available to Buyer. Each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as applicable, and to the Company’s Knowledge, of each counterparty thereto, subject only to the General Enforceability Exceptions, and there is no default under or breach by (and no event has occurred that, with notice or the lapse of time or both, would constitute a default under or a breach by) the Company or the applicable Subsidiary, as applicable, or, to the Company’s Knowledge, any counterparty thereto, under any such Material Contracts.
4.13Legal Proceedings. Since January 1, 2012, except as set forth on Section 4.13 of the Company Disclosure Letter, (a) there are and have been no Actions pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary, (b) none of the Company or any of the Subsidiaries has received any written (or, to the Company’s Knowledge, oral) notification of or correspondence relating to, nor, to the Company’s Knowledge, are there or have there been any investigations against the Company or any Subsidiary and (c) none of the Company or any Subsidiary is or has been subject to any outstanding Order, except, in each of the foregoing clauses (a) through (c), as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the respective businesses of the Company and the Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary has or has had any Action pending against any other Person.
4.14Intellectual Property.
(a)Section 4.14(a) of the Company Disclosure Letter sets forth all of the following Company Intellectual Property as of the Closing Date: (i) issued Patents and pending Patent applications; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor; and (iv) Domain Names. Any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Authority to maintain the foregoing Company Intellectual Property as active and due prior to the Closing Date have been paid in full. To the Company’s Knowledge, all of the foregoing registered Company Intellectual Property is valid, subsisting and enforceable in accordance with applicable Law.
(b)The Company or the applicable Subsidiary is the sole owner and has good and valid title to the Company Intellectual Property, free and clear of all Liens, other than Permitted Liens. Except as set forth on Section 4.14(b) of the Company Disclosure Letter, no Person is licensed under any of the Company Intellectual Property, other than (i) licenses that arise as a matter of Law by implication as a result of sales of products and services by the Company and the Subsidiaries or (ii) agreements under which the Company or the applicable Subsidiary grants to a customer a non-exclusive license of Company Intellectual Property that is incorporated in the work product delivered to such customer by the Company or the applicable Subsidiary, solely to the extent necessary for the use of such work product by such customer.
(c)The Company Intellectual Property is not the subject of any Action and no Action is threatened in writing against the Company or any Subsidiary involving the Company Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Intellectual Property listed on Section 4.14(a) of the Company Disclosure Letter.
(d)Except as set forth on Section 4.14(d) of the Company Disclosure Letter, neither the Company nor any Subsidiary has received any written notice within the three (3)-year period prior to the Closing Date alleging that the conduct of the Company’s business or the Company’s products or services infringe, misappropriate, violate or otherwise conflict with any Intellectual Property right of any other Person. To the Company’s Knowledge, neither the conduct of the Company’s business nor the Company’s products or services infringes, misappropriates or otherwise conflicts with any Intellectual Property right of any other Person.
4.15Insurance.
(a)Section 4.15(a) of the Company Disclosure Letter sets forth, as of the Closing Date, all policies of insurance maintained by the Company or any Subsidiary and covering the Company, any Subsidiary or their respective businesses, directors, officers and employees (other than with respect to an Employee Plan) (the “Insurance Policies”), which includes, for the avoidance of doubt, the Pollution Legal Liability Select Policy (Policy No. PLS 25890094). The Insurance Policies are in full force and effect and are not void or voidable on account of any act, error, omission, non-disclosure, breach of policy terms or conditions or failure to comply with any warranty by the Company or the Subsidiaries. All premiums with respect to the Insurance Policies covering all periods up to and including the Closing Date have been paid. No notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured under any Insurance Policy. There is no material claim pending under any Insurance Policies as to which coverage has been denied or disputed by the underwriters of such insurance policies, and there has been no threatened termination of or material premium increase with respect to, or material alteration of coverage under, any Insurance Policies. Copies of all Insurance Policies and pending applications, if any, and all pending claims thereunder, if any, have been made available to Buyer. The Insurance Policies shall continue and are able to be continued after the Closing without any action on the part of any party, and shall continue in full force and effect following the Closing in accordance with the terms thereof, other than any such Insurance Policy the scope and coverage of which is immaterial to the businesses of the Company and the Subsidiaries, taken as a whole.
(b)Except as set forth on Section 4.15(b) of the Company Disclosure Letter, to the Company’s Knowledge, (i) there are no pending Actions against any Insurance Policy as to which insurers have made a reservation of rights or denied liability or with respect to which the Company or any Subsidiary has failed to give timely notice or present any material claim under any Insurance Policy in a timely manner, and (ii) there are no material claims under any Insurance Policy.
(c)Neither the Company nor the Subsidiaries have made any claims under any of the insurance policies set forth on Section 4.15(c) of the Company Disclosure Letter.
4.16Labor Matters. Except as set forth on Section 4.16 of the Company Disclosure Letter:
(a)Neither the Company nor any Subsidiary is a party to or subject to any Collective Bargaining Agreement. Neither the Company nor any Subsidiary is currently negotiating any Collective Bargaining Agreement. No labor union, labor organization, trade union, works council, or other collective bargaining unit represents or, to the Company’s Knowledge, claims to represent any of the Company’s or any Subsidiary’s employees; there are no strikes, work stoppages, slowdowns, lockouts, hand billing, jurisdiction disputes, or other labor disputes pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary, nor have there been any material labor disturbances within the period of five (5) years preceding the date of this Agreement; and there is no union campaign, or any other ongoing or, to the Company’s Knowledge, threatened union organizing activities being conducted with respect to the Company’s or any Subsidiary’s employees, and, to the Company’s Knowledge, during the period of five (5) years preceding the date of this Agreement, there has been no attempt to organize, certify or establish any labor union, employee association or similar entity in relation to any of the employees of the Company or any Subsidiary.
(b)The Company and any Subsidiary are, and have been, in material compliance with all Laws respecting employment and employment practices, including but not limited to Laws relating to immigration, terms and conditions of employment, wages, hours of work, plant closings and layoffs, occupational safety and health, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), and are not engaged in any unfair labor practices, as defined in the National Labor Relations Act or any other applicable Law. There are no Actions, orders or charges that are ongoing, pending or, to the Company’s Knowledge, threatened in any forum by or on behalf of or pertaining to any present or former employee, independent contractor, or applicant for employment or engagement against the Company or any Subsidiary.
(c)To the Company’s Knowledge, no present or former employee or independent contractor of the Company or any Subsidiary is in any respect in violation of any term of any employment Contract, independent contractor Contract, Restrictive Covenant, common law nondisclosure obligation, fiduciary duty or other obligation: (i) to the Company or any Subsidiary or (ii) to a former employer or engager of any such individual relating to (A) the right of any such individual to work for the Company or any Subsidiary or (B) the knowledge or use of trade secrets or proprietary information.
(d)Neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, or any applicable Law relating to group terminations.
(e)To the Company’s Knowledge, none of the Key Employees and none of the current sales or engineering employees of the Company or any of its Subsidiaries, with aggregate annual compensation exceeding $80,000, has given, or provided any clear indication that they intend to give, notice of either their resignation or their intention to terminate their employment with the Company or any of its Subsidiaries, as applicable.
(f)Neither the Company nor any Subsidiary is delinquent in payments to any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid.
(g)The Company is not and has not been a “contractor” or “subcontractor” as defined by Executive Order 11246, required to comply with Executive Order 11246 or required to maintain an affirmative action plan.
(h)Each employee of the Company and the Subsidiaries has all work permits, immigration permits, visas or other authorizations, each as required by Law for such employee given the duties and nature of such employee’s employment.
(i)In connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, the Company and any Subsidiary has provided any required notice to, or engaged in any required consultation with, any labor union, works council or other labor organization, pursuant to any Collective Bargaining Agreement to which the Company or any Subsidiary is a party to or bound by or pursuant to applicable Law.

(j)Section 4.16(j) of the Company Disclosure Letter states the name, location of employment, department, length of service and annual salary of each employee of the Company or any Subsidiary as of the date of this Agreement.
(k)ASCS Canadian has paid in full all amounts owing under the Workplace Safety and Insurance Act, 1997 (Ontario) and any other applicable Laws, and there are no circumstances, related to the workers’ compensation claims experience of ASCS Canadian or otherwise, which to the Company’s Knowledge would permit or require a reassessment, penalty, surcharge or other additional payment under such Laws. All obligations of ASCS Canadian in respect of employees for vacation pay and banked vacation entitlement, holiday pay, overtime pay or time-off entitlement, sick pay or banked sick leave, premiums for employment or unemployment insurance, employer health tax, Canada Pension Plan premiums, accrued employee compensation and Foreign Benefit Plan payments or premiums will have been paid or discharged as of the Closing Date, or if unpaid are accurately reflected in the books and records of ASCS Canadian in accordance with generally accepted accounting principles customary for such an entity in its jurisdiction and under applicable accounting standards.
4.17Environmental Matters. Except as set forth on Section 4.17 of the Company Disclosure Letter:
(a)The Company and the Subsidiaries, except for matters that have been fully resolved, are in material compliance with all applicable Environmental Laws.
(b)There has been no Release by the Company or any of the Subsidiaries or, to the Company’s Knowledge, by any other Person at or onto the Owned Real Property or the Leased Real Property that requires cleanup or remediation and for which the Company or any Subsidiary is liable pursuant to any Environmental Law.
(c)Except as has been resolved prior to the Closing Date, neither the Company nor any Subsidiary has: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received written notice of any Action under any Environmental Law; (iii) received any material notice of violation, demand letter, complaint or claim under any Environmental Law; or (iv) been subject to or, to the Company’s Knowledge, threatened with any material enforcement action by a Governmental Authority with respect to any Environmental Law.
(d)To the Company’s Knowledge, there currently are effective all material Permits required under any Environmental Law that are necessary for the Company’s and the Subsidiaries’ respective activities and operations.
(e)Sellers have delivered or otherwise made available for inspection to Buyer true, complete and correct copies and results of any material reports, data, investigations, audits, assessments (including without limitation Phase I environmental site assessments, Phase II environmental site assessments and risk assessments), studies, surveys, analyses, tests, monitoring or audits in the possession or control of the Company or any of the Subsidiaries (excluding privileged communications and documents otherwise prohibited by Law from disclosure to third parties and further excluding routine sampling, testing and monitoring results pursuant to Environmental Permits, subject to the final sentence of this Section 4.17(e)), prepared in the past five (5) years pertaining to: (i) any unresolved claims under Environmental Laws; (ii) any Releases of Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries; or (iii) the Company’s or any of the Subsidiaries’ compliance with applicable Environmental Laws. To the Company’s Knowledge, all material sampling, testing and monitoring results in the possession or control of the Company or any of the Subsidiaries prepared in the past five (5) years pursuant to environmental permits have been delivered or otherwise made available for inspection to Buyer.

(f)The Parties agree that, with respect to the Specified Environmental Property only, the representations set forth in Sections 4.17(a), (b), (c) and (e) shall be deemed as qualified by the Company's Knowledge.
(g)Solely with respect to the Specified Environmental Property (and not with respect to any other properties to which this Section 4.17(g) shall not apply), the representations and warranties contained in this Section 4.17 constitute the sole and exclusive representations and warranties of the Company relating to compliance with or liability under Environmental Laws, Releases of Hazardous Materials and any other environmental matters with respect to the Specified Environmental Property.
4.18Absence of Certain Changes.
(a)Since the Balance Sheet Date, there has not been any Material Adverse Effect on the Company or any of the Subsidiaries.
(b)Except as set forth on Section 4.18 of the Company Disclosure Letter, from October 1, 2014 (unless otherwise specified in this Section 4.18(b)):
(i)the Company and the Subsidiaries have conducted their respective businesses and operations in the ordinary course of business (except for efforts customarily taken by employees of the Company in preparation for the transactions of the type contemplated by this Agreement);
(ii)until the date of this Agreement neither the Company nor any Subsidiary has:
(1)incurred any Indebtedness, except for Indebtedness incurred in the ordinary course of business under either lines of credit existing on the Balance Sheet Date or capitalized lease obligations;
(2)except in the ordinary course of business (A) acquired, or disposed of, any material property or assets; (B) mortgaged or encumbered any property or assets, other than Permitted Liens; or (C) expressly canceled any debts owed to or claims held by the Company or any Subsidiary;
(3)entered into any Contracts that would constitute a Material Contract, except Contracts made in the ordinary course of business;
(4)entered into any Contracts with any Affiliates of the Company, except to the extent required by applicable Law or any existing Contracts;
(5)except to the extent required by applicable Law or any existing Contracts, entered into, adopted, amended or terminated any Employee Plan, other than in the ordinary course of business;
(6)(A) changed any accounting (including Tax accounting) methods, policies or practices, other than any such changes as were required by a change in GAAP or applicable Law, (B) made, revoked or amended any Tax election, (C) filed any amended Tax Return or claim for refund, (D) entered into any closing agreement affecting any Tax liability or refund or filed any request for rulings or special Tax incentives with any Taxing Authority, (E) settled or compromised any Tax liability or refund, (F) extended or waived the application of any statute of limitations regarding the assessment or collection of any Tax or (G) entered into any Tax allocation, Tax sharing or Tax indemnity agreement, or a similar agreement, arrangement or understanding, in each case, other than any Commercial Tax Agreement;

(7)subjected any material portion of its properties or assets to any material Lien, except for Permitted Liens;
(8)made any amendment to its certificate of incorporation or bylaws (or equivalent organizational documents);
(9)declared or paid any dividends or distributions or repurchased any shares of capital stock or other equity interests, other than in accordance with the terms of the Company Stockholders Agreement in the event of an employee’s termination;
(10)issued or sold any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of the Company or any Subsidiary or split, combined or subdivided the capital stock or other equity interests of the Company or any Subsidiary, other than the issuance of shares of Common Stock upon the exercise of Options;
(11)(A) waived, released, limited or conditioned any Restrictive Covenant obligation of any employee or independent contractor of the Company or any Subsidiary; (B) hired any employee or independent contractor of the Company or any Subsidiary whose aggregate annual compensation exceeds $100,000 per annum, or C$100,000 per annum, as applicable; (C) with respect to any employee or independent contractor of the Company or any Subsidiary, (x) materially increased the aggregate annual compensation or (y) made any material changes to any benefits or compensation arrangements, in each case, other than changes made in the ordinary course of business consistent with past practice, with respect to any employee or independent contractor of the Company or any Subsidiary whose aggregate annual compensation does not exceed $100,000 per annum, or C$100,000 per annum, or (D) since July 1, 2015, terminated the employment or engagement of any employee or independent contractor of the Company or any Subsidiary other than for cause;
(12)recognized any new labor union, labor organization or similar employee representative, or negotiated, entered into, amended, modified or terminated any Collective Bargaining Agreement; or
(13)agreed in writing to take any of the actions described in clauses (i) through (xii) of this Section 4.18(b)(ii).
4.19Customers and Suppliers. Section 4.19 of the Company Disclosure Letter sets forth (a) the ten (10) largest customers of the Company and the Subsidiaries on a consolidated basis (based on the dollar amount of sales to such customers) for the year ended September 30, 2014 (“Material Customers”) and (b) the ten (10) largest suppliers of the Company and the Subsidiaries on a consolidated basis (measured by purchases) for the year ended September 30, 2014 (“Material Suppliers”). Except as set forth on Section 4.19 of the Company Disclosure Letter, as of the Closing Date, (i) all Material Customers continue to be customers, and all Material Suppliers continue to be suppliers, of the Company or the applicable Subsidiary, and (ii) no Material Customer or Material Supplier has notified the Company in writing, or to the Company’s Knowledge, orally, that it intends to terminate its relationship with, or materially change in an adverse manner the pricing or other material term of its business with, the Company or any Subsidiary.
4.20Bank Accounts. Section 4.20 of the Company Disclosure Letter sets forth a true and complete list of (a) the name and address of each bank, trust company, savings and loan association and other financial institution with which the Company or any Subsidiary has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company or any Subsidiary.

4.21No Brokers. Except for PB&W, no broker, finder or similar agent has been employed, directly or indirectly, by or on behalf of the Company or any Subsidiary, and no Person with which the Company or any Subsidiary has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
4.22Government Contracts.
(a)Except as would not have, individually or in the aggregate, a Material Adverse Effect: (i) all representations and certifications executed, acknowledged or set forth in or pertaining to any Government Contract under which there have been or are expected to be annual payments to, or receipts by, the Company or any Subsidiary of $100,000 or more (each, a “Material Government Contract”) were current, accurate and complete when made, and (ii) the Company and each Subsidiary has complied with all such representations and certifications to the extent they impose ongoing obligations.
(b)Since January 1, 2010, neither the Company or any Subsidiary, nor any of their employees, directors or, to the Company's Knowledge, consultants (in their capacities as such) has been suspended or debarred from doing business with a Governmental Authority or declared non-responsible or ineligible for contracting with a Governmental Authority, nor since January 1, 2010 has the Company or any Subsidiary been the subject of a “show cause” notice, inquiry or similar written communication pertaining to the Company’s or any Subsidiary’s responsibility from a Governmental Authority’s suspending and debarring official.
(c)Since January 1, 2010, neither the Company nor any Subsidiary has violated the Truth in Negotiations Act (10 U.S.C. § 2306a and 41 U.S.C. § 3501-09), the Procurement Integrity Act (41 U.S.C. § 2102), Federal criminal Law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 U.S.C. or the civil False Claims Act (31 U.S.C. §§ 3729-3733) in connection with the award, performance or closeout of a Government Contract.
(d)As of the Closing Date, neither the Company nor any Subsidiary has received written notice of any outstanding material claims by a Governmental Authority relating to any Material Government Contract.
(e)To the Company’s Knowledge, since January 1, 2010, neither the Company or any Subsidiary, nor any of their employees, directors or consultants (in their capacity as such) has been, or is currently: (i) under administrative, civil or criminal investigation, indictment or information by a Governmental Authority or subject to any audit or investigation (other than routine audits) with respect to any alleged act or omission relating to any Material Government Contract or (ii) audited, investigated or threatened in writing with an audit or investigation by a Governmental Authority (other than routine contract audits) in relation to any Government Contract.
4.23Anti-Corruption/OFAC/Export Controls/Security Clearances. Except as set forth on Section 4.23 of the Company Disclosure Letter, as of the Closing Date and for the five (5)-year period prior to the Closing Date:
(a)Neither the Company, any Subsidiary, nor, to the Company’s Knowledge, any of their officers, directors, employees or agents (in their capacities as such), has violated the Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act, the U.K. Bribery Act or, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.
(b)(i) Neither the Company, any Subsidiary, nor, to the Company’s Knowledge, any of their respective directors, officers or employees (in their capacities as such) is or has been the subject of any inquiry or enforcement proceedings by any Governmental Authority relating to or regarding any offense or alleged offense under any applicable anti-corruption Laws, and (ii) to the Company’s Knowledge (A) no such investigation, inquiry or enforcement proceedings have been threatened or are pending and (B) there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings.
(c)The Company, each Subsidiary and, to the Company’s Knowledge, their respective directors and officers (in their capacities as such) have not violated in any material respect, any applicable economic sanctions Laws, including Laws administered and enforced by the United States government (including OFAC, 31 C.F.R. Part V and the Department of State), the Canadian government, the United Nations Security Council, Her Majesty’s Treasury, the European Union or any of its member countries or other relevant sanctions authority, including the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the National Defense Authorization Act for Fiscal Year 2012, the Iran Threat Reduction and Syria Human Rights Act of 2012, the Iran Freedom and Counter-Proliferation Act of 2012, and any executive order or regulations issued pursuant to any of the foregoing (collectively, “Economic Sanctions”). Neither the Company nor any Subsidiary has received from any Governmental Authority written notice or written assertion of, or been threatened in writing by a Governmental Authority to be charged with, any violation of any Economic Sanctions. Neither the Company nor any Subsidiary and, to the Company’s Knowledge, none of their officers, directors or agents (i) is ordinarily resident or organized in Crimea, Cuba, Iran, North Korea, Sudan or Syria, (ii) is, to the Company’s Knowledge, engaged in any dealings or transactions in violation in any material respect of any Economic Sanctions for the benefit of or with any Person, or in any country or territory, that is the subject of Economic Sanctions or (iii) is listed on OFAC’s Specially Designated Nationals List.
(d)The Company and each Subsidiary have not: (i) violated in any material respect, directly or indirectly, the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the United States Foreign Trade Regulations (15 C.F.R. Part 30), the United States Treasury Department and United States Anti-boycott Laws (15 C.F.R. Part 760 and Section 999 of the Code), the Export and Import Permits Act (Canada) or any other Laws regulating or controlling the export or transfer of any goods, technology, other property or services from, or within, any country or jurisdiction where the Company operates or otherwise conducts business (collectively, the “Export Control Laws”), or (ii) received written notice or written assertion from any Governmental Authority of any violation in any material respect of any Export Control Laws.
(e)Neither the Company, any Subsidiary, nor, to the Company’s Knowledge, any of their respective directors, officers, employees or agents (in their capacities as such) has/have violated Canada’s Controlled Goods Program, the Defence Production Act (Canada) and the Controlled Goods Regulations or any other relevant Law relating to the Controlled Goods Program in Canada, including any relevant registration requirement.
(f)The Company and each Subsidiary have not: (i) received any facility security clearances in the U.S., Canada, the European Union, any of its member countries, or elsewhere or (ii) been the subject of any investigations or revocations relating to any such facility security clearances.
4.24Affiliate Agreements. Except for (a) the Employee Plans and employment relationships and compensation in the ordinary course of business or (b) as specifically set forth on Section 4.24 of the Company Disclosure Letter, no present or former stockholder, Affiliate, officer, member, manager, partner or director of the Company or the Subsidiaries nor any of their respective Affiliates, nor, to the Company’s Knowledge, any immediate family member of any such Person, is a party to any Contract with or binding upon any of the Company, the Subsidiaries or any of their respective properties or assets (the “Affiliate Agreements”), has any interest in any property owned by the Company or the Subsidiaries or has engaged in any transaction with the Company or the Subsidiaries since January 1, 2012.
4.25Specified Agreement. The Company and the Subsidiaries are in compliance in all respects with the Specified Agreement, and neither the Company nor any of the Subsidiaries have undertaken any action or omission that would result in a liability of any kind under the Agreement including under Section 4.2 thereof, whether in connection with any sale process conducted by the Sellers, the Company and the Subsidiaries since the date of the Specified Agreement, or with respect to the execution of this Agreement, any ancillary agreements entered into in connection with the transactions contemplated by this Agreement and/or the consummation of the transactions contemplated hereby, thereby or otherwise.
4.26Products. Except as set forth on Section 4.26 of the Company Disclosure Letter, (a) to the Company’s Knowledge, as of the date hereof, no claim for material liability is being asserted for replacement or damage in connection with any sale or delivery of products by the Company or the Subsidiaries and (b) to the Company’s Knowledge, no claim, expense, liability or obligation has been asserted or incurred since the Balance Sheet Date, arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product distributed, shipped or sold by the Company or any of the Subsidiaries or any services rendered by it in connection therewith which has resulted in, or would reasonably be expected to result in, any settlement, disposition or resolution thereof resulting in a cost to the Company or any of the Subsidiaries in excess of $150,000.
4.27No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article IV, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SET FORTH IN THIS Article IV, THE COMPANY IS MAKING NO OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; PROVIDED THAT THE FOREGOING SHALL IN NO EVENT BE DEEMED TO EXCLUDE LIABILITY FOR INTENTIONAL FRAUD.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth on the applicable Section of the Company Disclosure Letter (it being understood that any matter disclosed in any Section or Subsection of the Company Disclosure Letter will be deemed to be disclosed on any other Section or Subsection of the Company Disclosure Letter pertaining to representations and warranties of a Seller to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section or Sections of the Company Disclosure Letter delivered by the Sellers to Buyer simultaneously with the execution and delivery of this Agreement), each Seller represents and warrants, solely with respect to itself, himself or herself, as the case may be, to Buyer as follows:
5.1Organization and Standing. Such Seller (other than the Sellers who are natural Persons) is an entity, duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation with all requisite entity power and authority to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted. Such Seller (other than the Sellers who are natural Persons) is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on such Seller.
5.2Authority, Validity and Effect. Such Seller has all requisite power and authority or capacity to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of such Seller, and no other act or proceeding on the part of such Seller is necessary to authorize the execution, delivery or performance by such Seller of this Agreement or any other agreement or document contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by such Seller, and, assuming the due authorization, execution and delivery by each other Seller, the Seller

Representative, the Company and Buyer, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by the General Enforceability Exceptions.
5.3Title. Such Seller (a) is the record and beneficial owner of the Shares set forth across from such Stockholder’s name on Exhibit A attached hereto, the Options set forth across from such Optionholder’s name on Exhibit B attached hereto or the Warrant in the case of the Warrantholder, as the case may be; (b) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver his, her or its respective Shares to Buyer, or to surrender his, her or its respective Options or Warrant, as the case may be and (c) has good, valid and marketable title to his, her or its respective Shares, Options or Warrant, as the case may be, and such Shares, Options or Warrant, as the case may be, have not been pledged or assigned to any Person and are held free and clear of all Liens, other than Liens arising under the Company Stockholders Agreement. At the Closing, Buyer shall acquire good and valid title to the Shares of such Seller as set forth on Exhibit A attached hereto, free and clear of all Liens, other than Liens created by Buyer at the Closing.
5.4No Conflict; Required Filings and Consents.
(a)Neither the execution, delivery and performance of this Agreement by such Seller or the other agreements and documents contemplated hereby to be executed and delivered by such Seller, nor the consummation by such Seller of the transactions contemplated hereby, nor compliance by such Seller with any of the provisions hereof, will: (i) violate or conflict with, require any notice under, constitute or result in a breach of any provisions of the articles of incorporation or bylaws (or equivalent organizational documents) of such Seller (other than the Sellers which are natural Persons); (ii) violate or conflict with, require any notice under, constitute or result in the material breach of any term, condition or provision of, constitute a material default under, give rise to any right of termination, cancellation or acceleration (in each case, with or without notice of lapse of time or both) with respect to, or result in the creation or imposition of any Lien upon any material property, Contracts or assets of such Seller or (iii) subject to receipt by (A) Buyer of the requisite approvals referred to in Section 6.4(b) of the Buyer Disclosure Letter, (B) the Company of the requisite approvals referred to in Section 4.4(b) of the Company Disclosure Letter and (C) the Sellers of the requisite approvals referred to in Section 5.4(b) of the Company Disclosure Letter, violate, contravene or conflict with any Order or Law applicable to such Seller or any of its properties or assets.
(b)No Consent, filing or Permit is required to be made with or obtained from any Governmental Authority or any other third party by such Seller for the consummation by such Seller of the transactions contemplated by this Agreement, except where the failure to make or obtain such Consents, filings or Permits would not, and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on such Seller’s obligations under this Agreement or the consummation of the transactions contemplated hereunder.
5.5Legal Proceedings. As of the Closing Date, there is no Action pending that relates to this Agreement or the transactions contemplated hereby or, to the knowledge of such Seller, threatened against or affecting such Seller or any of its respective Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay such Seller’s ability to consummate the transactions contemplated by this Agreement.
5.6No Brokers. Except for PB&W, no broker, finder or similar agent has been employed, directly or indirectly, by or on behalf of such Seller, and no Person with which such Seller has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
5.7No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article V, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW

OR IN EQUITY, AND EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SET FORTH IN THIS Article V, THE SELLERS ARE MAKING NO OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; PROVIDED THAT THE FOREGOING SHALL IN NO EVENT BE DEEMED TO EXCLUDE LIABILITY FOR INTENTIONAL FRAUD.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth on the applicable Section of the Buyer Disclosure Letter (it being understood that any matter disclosed in any Section or Subsection of the Buyer Disclosure Letter will be deemed to be disclosed on any other Section or Subsection of the Buyer Disclosure Letter pertaining to representations and warranties of Buyer to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section or Sections of the Buyer Disclosure Letter delivered by Buyer to the Sellers simultaneously with the execution and delivery of this Agreement), Buyer represents and warrants to the Sellers as follows:
6.1Investment Intent. The Shares are being purchased for Buyer’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.
6.2Organization and Standing. Buyer is a Delaware limited liability company duly organized or formed, validly existing and in good standing under the Laws of Delaware with all requisite limited liability company power and authority to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted. Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer.
6.3Authority, Validity and Effect. Buyer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer, and no other act or proceeding on the part of Buyer is necessary to authorize the execution, delivery or performance by Buyer of this Agreement or any other agreement or document contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by each Seller, the Seller Representative and the Company, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.
6.4No Conflict; Required Filings and Consents.
(a)Neither the execution, delivery and performance of this Agreement by Buyer or the other agreements and documents contemplated hereby to be executed and delivered by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will: (i) violate or conflict with, require any notice under, constitute or result in a breach of any provisions of the certificate of formation or limited liability company agreement of Buyer; (ii) violate or conflict with, require any notice under, constitute or result in the material breach of any term, condition or provision of, constitute a material default under, give rise to any right of termination, cancellation or acceleration (in each case, with or without notice of lapse of time or both) with respect to, or result in the creation or imposition of any Lien upon any material property, Contracts or assets of Buyer or (iii) subject to receipt by (A) Buyer of the requisite approvals referred to in Section 6.4(b) of the Buyer

Disclosure Letter, (B) the Company of the requisite approvals referred to in Section 4.4(b) of the Company Disclosure Letter and (C) the Sellers of the requisite approvals referred to in Section 5.4(b) of the Company Disclosure Letter, violate, contravene or conflict with any Order or Law applicable to Buyer or any of its properties or assets.
(b)Except as set forth on Section 6.4(b) of the Buyer Disclosure Letter, no Consent, filing or Permit is required to be made with or obtained from any Governmental Authority or any other third party by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement, except where the failure to make or obtain such Consents, filings or Permits would not, and would not reasonably be expected to, have, individually or in the aggregate, a Material Adverse Effect on Buyer.
6.5Independent Investigation; No Additional Representations. In connection with its investment decision, Buyer or its representatives have inspected and conducted an independent review, investigation and analysis (financial and otherwise) of the Company and the Subsidiaries; provided that the foregoing shall in no event be deemed to exclude liability for Intentional Fraud. The purchase of the Shares by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from the Sellers, the Company, any Subsidiary or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV and Article V; provided that the foregoing does not apply to, nor does Buyer make any acknowledgment to any matter that would constitute, Intentional Fraud. Buyer acknowledges that none of the Sellers, the Company, the Subsidiaries nor any other Person has made any representation or warranty express or implied, as to the accuracy or completeness of any information regarding the Company, the Subsidiaries, their respective business or the transactions contemplated by this Agreement not specifically and expressly set forth in this Agreement; provided that the foregoing shall in no event be deemed to exclude liability for Intentional Fraud.
6.6Solvency. As of the Closing, assuming the accuracy of the representations and warranties in Article IV and Article V, and after giving effect to the transactions contemplated by this Agreement, the Company: (a) will be solvent (in that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured); (b) will not have unreasonably small capital for conducting its business; and (c) will not have incurred and will not plan to incur liabilities beyond its ability to pay as they become absolute and matured.
6.7Legal Proceedings. As of the Closing Date, there is no Action pending that relates to this Agreement or the transactions contemplated hereby or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.
6.8No Brokers. No broker, finder or similar agent has been employed, directly or indirectly, by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
6.9No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article VI, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES. EACH OF THE SELLERS, THE SELLER REPRESENTATIVE AND THE COMPANY HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SET FORTH IN THIS Article VI, BUYER IS MAKING NO OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; PROVIDED THAT THE FOREGOING SHALL IN NO EVENT BE DEEMED TO EXCLUDE LIABILITY FOR INTENTIONAL FRAUD.

ARTICLE VII
COVENANTS AND AGREEMENTS
7.1Confidentiality.
(a)For a period of three (3) years following the Closing Date, the Sellers shall, and shall cause their Affiliates and, as applicable, each of their respective officers, directors, employees, stockholders, agents and representatives to, keep confidential any and all nonpublic and/or proprietary information in their possession (whether or not in tangible form) regarding Buyer, the Company or the Subsidiaries, except to the extent that such information (a) is generally available or known by the public (other than through disclosure by a Seller, any of its Affiliates or their respective representatives in violation of this Section 7.1); (b) is lawfully acquired by a Seller, any of its Affiliates or their respective representatives after the Closing from a source which, to the knowledge of the Sellers, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) is independently derived by a Seller or any of its Affiliates after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 7.1 or (d) is required to be disclosed by Law, to a Governmental Authority, to a national stock exchange or otherwise in connection with compliance, Tax or regulatory activity, and in the case of this subclause (d), such Seller shall disclose only that portion of such information which a Seller is advised by its counsel is legally required to be disclosed. Neither any Seller nor any of their Affiliates or any other Person identified in the foregoing sentence shall use any such information for any purpose (other than for Sellers who are employees in connection with their employment with the Company, Buyer or any of their subsidiaries), and other than as may expressly be permitted by this Agreement. The Sellers acknowledge that all such information is owned by (or leased or licensed to, in the event leased or licensed) by the Company and the Subsidiaries. Nothing in this Agreement (including Section 7.1 and Section 7.2) or the Confidentiality Agreement shall prohibit (A) any Party from communicating with any Governmental Authorities to the extent reasonably necessary for the purpose of making any regulatory or Tax filings (unless making such filing is specifically and expressly prohibited by any other provision of this Agreement, and it being understood that nothing in this Section 7.1 shall limit any other provision of this Agreement) with or providing any notifications to any such Governmental Authority nor shall any Party be liable for any public disclosure made by any such Governmental Authority with respect thereto or (B) disclosure by Buyer if, based on the reasonable advice of counsel, Buyer concludes that such disclosure is required by Law or to comply with the terms and provisions of agreements governing Buyer’s Indebtedness.
(b)With respect to Resilience, Buyer understands and acknowledges that: (A) (x) Resilience is a private equity investor engaged in the business of evaluating, making, and managing investments in businesses and acquiring businesses, (y) it is possible that one or more of those businesses are or may in the future be competitive with the Company and the Subsidiaries in some manner and (z) subject to and without in any way limiting the obligations of Resilience under this Agreement, including Section 7.1(a), Buyer acknowledges that nothing in this Agreement will be construed in any way to restrict Resilience from investing in or acquiring any such businesses; so long as none of Resilience or its partners or other professionals use any of such confidential information and/or proprietary information described in Section 7.1(a) of Buyer, the Company or the Subsidiaries in any manner that would adversely affect the business of the Company and (B) Resilience will retain certain mental impressions of the confidential information of the Company and the Subsidiaries, and accordingly, Buyer agrees that nothing in this Agreement shall prohibit Resilience from pursuing such investments in the ordinary course of business, even if doing so involves the use of such mental impressions.
7.2Publicity. Except (a) as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Buyer or its Affiliates are listed or (b) for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby, no Party shall issue any initial press release or public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) of, in the case of an initial press release or other public announcement by Buyer, the Seller Representative, and, in the case of an initial press release or other public announcement by the Company or any Seller, Buyer; provided, however, that after such initial press release or public announcement, either Party shall be entitled to issue any subsequent press release or make any other subsequent public announcement without obtaining such prior approvals only to the extent that the information disclosed is consistent with the scope and substance of the prior disclosures made by such Party (which for the avoidance of doubt have been approved by the other Parties). This Section 7.2 shall not restrict Buyer or any Seller from (i) issuing any “tombstone” or similar advertisement that does not state the purchase price or (ii) (x) making internal announcements to its employees or (y) reporting and disclosing to its direct or indirect equityholders, members and limited partners, in each case pursuant to a confidentiality agreement or similar confidentiality arrangement, customary summary information regarding the transactions contemplated by this Agreement.
7.3Records.
(a)At the Closing, the Seller Representative shall deliver, or shall cause to be delivered, to Buyer all books and records of the Company and the Subsidiaries; provided that any such books and records that are held at the offices of the Company or any Subsidiary at the Closing shall be deemed to have been provided to Buyer.
(b)Subject to Article IX, with respect to the financial books and records and minute books of the Company and the Subsidiaries relating to matters on or prior to the Closing Date: (a) for a period of seven (7) years after the Closing Date, Buyer shall use its commercially reasonable efforts not to cause or permit their destruction or disposal without first offering to surrender them to the Seller Representative and (b) where there is a legitimate purpose, including a claim or dispute relating to this Agreement, Buyer shall allow the Sellers and their respective representatives reasonable access to such books and records during regular business hours, upon reasonable advance written notice and at the applicable Seller’s expense, and subject to a confidentiality undertaking in form and substance reasonably satisfactory to Buyer; provided neither Buyer nor any of its Affiliates (including the Company) shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would, or is reasonably expected to, waive the attorney-client privilege of such party or contravene any applicable Laws.
7.4Director and Officer Indemnification.
(a)For six (6) years after the Closing Date, Buyer shall cause the Company to indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and each Subsidiary to the same extent such Persons are indemnified or have the right to advancement of expenses as of the Closing Date by the Company and the applicable Subsidiary pursuant to the Company’s and such Subsidiary’s certificate of incorporation and bylaws or similar organizational documents and indemnification agreements, if any, in existence on the Closing Date (which have been made available to Buyer) with, or for the benefit of, any such directors, officers and employees for acts or omissions occurring on or prior to the Closing Date, in each case, unless any such indemnification or advancement would be expressly prohibited by Law.
(b)Prior to the Closing, the Company shall have purchased a directors’ and officers’ liability insurance tail policy for six (6) years from the Closing Date with respect to matters existing or occurring at or prior to the Closing Date, providing at least the same coverage containing terms and conditions that are not less favorable to such directors and officers than the existing policies covering such directors and officers (the “D&O Policy”).
(c)Notwithstanding Section 10.4, the provisions of this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

7.5Resignations. Sellers shall cause each director and officer of the Company and the Subsidiaries to submit his or her resignation as a director or officer of each of the Company and each Subsidiary such Person is a director or officer of, effective as of the Closing Date.
7.6Debt. Not later than two (2) Business Days prior to the Closing Date, the Company shall have provided Buyer with customary pay-off letters reasonably satisfactory to Buyer from all holders of Closing Date Repayment Indebtedness. The Company shall have also made arrangements reasonably satisfactory to Buyer to provide to Buyer recordable form lien releases such that all Liens on the assets or properties of the Company or the Subsidiaries that are not Permitted Liens shall have been or shall be satisfied, terminated and discharged on or prior to the Closing Date.
7.7Non-Solicit.
(a)For a period of two (2) years from and after the Closing Date, each of the Sellers (other than the Institutional Financial Sellers) shall not, and shall cause the Restricted Parties not to, directly or indirectly, solicit, induce or encourage any of the Key Employees to leave such employment, or hire, employ or otherwise similarly engage any such Person; provided that the foregoing shall not prohibit any Restricted Party from offering employment to any employee who responds to a general or public solicitation not targeted at such Person (including by a bona fide search firm or pursuant to an online advertisement on its website); provided, however, that the foregoing shall not prohibit any Restricted Party from offering employment and hiring any such employee responding to such general or public solicitation whose employment has been terminated by the Company or any Subsidiary without cause (so long as any such employee has not otherwise been solicited in violation of this Section 7.7(a)).
(b)For a period of two (2) years from and after the Closing Date, each of the Sellers (other than the Institutional Financial Sellers) shall not and shall cause the Restricted Parties not to seek business from any Customer, divert business from any Customer to any Person or be paid commission based on business sales received from any Company by any Person, in each case solely with respect to the Restricted Business. For purposes of this Section 7.7(b), “Customer” means any Person to which the Company or any of the Subsidiaries provided products or services during the 24-month period prior to the Closing. For purposes of this Section 7.7(b), “Restricted Business” means the design, development, manufacture, marketing and sales of terrestrial satellite, air traffic control radar, weather radar and direction-finding antennas and related antenna control subsystems.
7.8Indemnity Policy. Following the Closing, the Sellers shall provide, and/or cause its Affiliates to provide, such reasonable cooperation (at Buyer’s cost to the extent such claim (or portion thereof) is solely against the Indemnity Policy) to Buyer, the applicable insurance provider and the Company in connection with pursuing any claims under the Indemnity Policy as may be requested by Buyer, the applicable insurance provider or the Company. Buyer Indemnitees, in their sole discretion, shall have the right to determine whether to bring a claim against the Indemnity Escrow Fund (to the extent there are funds remaining therein) or the Indemnity Policy; provided, however, that in the event that any amounts are recovered under the Indemnity Policy following a payment for such Losses from the Indemnity Escrow Funds, Buyer shall cause such amount recovered under the Indemnity Policy (but only up to the amount withdrawn from the Indemnity Escrow Fund in respect of such Loss) to be deposited into the Indemnity Escrow Fund.
ARTICLE VIII
REMEDIES
8.1Survival. The representations, warranties, covenants and agreements of the Sellers, the Company and Buyer contained in this Agreement (including the Disclosure Letters and Exhibits attached hereto and the certificates delivered pursuant hereto) shall survive the Closing but only to the extent specified in this Section 8.1.

(a)All covenants and obligations contained in this Agreement (including the Disclosure Letters and Exhibits attached hereto and the certificates delivered pursuant hereto) the performance of which is specified to occur on or prior to the Closing shall survive for twelve (12) months following the Closing Date; provided that all such covenants, obligations and agreements with respect to Taxes shall survive until the expiration of the applicable statute of limitations (including waivers and extensions) plus sixty (60) days.
(b)All covenants and agreements contained in this Agreement (including the Disclosure Letters and Exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof following the Closing shall survive the Closing until thirty (30) days after such covenant or agreement is performed in full or the obligation to perform shall have expired in accordance with its terms; provided that all such covenants, obligations and agreements with respect to Taxes shall survive until the expiration of the applicable statute of limitations (including waivers and extensions) plus sixty (60) days.
(c)The representations and warranties contained in this Agreement (including the Disclosure Letters and Exhibits attached hereto and the certificates delivered pursuant hereto) shall survive the Closing Date until the eighteen (18)-month anniversary of the Closing Date, except that: (i) the Fundamental Representations shall survive the Closing Date indefinitely and (ii) the representations and warranties set forth in Section 4.6 (Taxes) shall survive the Closing Date until the expiration of the applicable statute of limitations (including waivers and extensions) plus sixty (60) days.
(d)The right of any Buyer Indemnitee to make any claim with respect to the Special Indemnity Matters shall expire on the twelve (12)-month anniversary of the Closing Date.
(e)The period of time that a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 8.1 shall be the “Survival Period” with respect to such representation, warranty, covenant or agreement. No claim for breach of any representation or warranty or failure to perform any covenant, agreement or obligation may be asserted after the expiration of the applicable Survival Period; provided, however, that if any Party makes a claim in accordance with this Article VIII with respect to any specific representation, warranty, covenant or agreement within the applicable Survival Period, and such claim is not fully and finally resolved prior to the end of such Survival Period, such representation, warranty, covenant or agreement shall survive solely with respect to such claim until such claim is finally and fully resolved.
8.2Indemnification by Buyer.
(a)Subject to the limitations set forth in this Article VIII (including the provisions of Section 8.1), from and after the Closing, Buyer shall indemnify and hold harmless the Sellers and their Affiliates and their respective directors, officers, managers, members, shareholders, partners, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees), Taxes and disbursements (collectively, “Losses”) incurred or suffered by any of the Seller Indemnitees following the Closing arising out of, relating to or as a result of (i) any breach of, inaccuracy in or failure to be true and correct of any representation or warranty of Buyer contained in Article VI of this Agreement (including the Buyer Disclosure Letter and Exhibits attached hereto and the certificates delivered pursuant hereto); or (ii) any breach of the covenants or agreements of Buyer contained in this Agreement (including the Buyer Disclosure Letter and Exhibits attached hereto and the certificates delivered pursuant hereto); provided that (A) no Seller Indemnitee shall be entitled to indemnification for any Loss with respect to any claim under Section 8.2(a)(i) until the aggregate of the Seller Indemnitees’ claims for Losses exceeds an amount equal to one percent (1%) of the Enterprise Value (the “Threshold”), it being understood that if such Losses exceed the Threshold, the Seller Indemnitees shall be entitled to recover all Seller Indemnitees’ Losses, including from the first dollar and (B) the aggregate liability under Section 8.2(a)(i) shall in no event exceed an amount equal to the Indemnity Escrow Funds; provided that the limitations set forth in clauses (A) and (B) above shall not apply to any Losses arising under Section 8.2(a)(ii) or from a breach of the Buyer Fundamental Representations; provided, further that, except with respect to Losses related to Taxes, Buyer’s aggregate liability under this Section 8.2 shall in no event exceed the Enterprise Value paid by Buyer pursuant to Section 2.2 (the “Purchase Price Cap”).
(b)Notwithstanding any other provision to the contrary, for purposes of determining whether there has been any breach of, inaccuracy in or failure to be true and correct of any representation or warranty and the amount of any Loss under Section 8.2(a)(i), the representations and warranties of Buyer contained in Article VI of this Agreement shall be considered without giving effect to any materiality limitation or qualification (including the terms “material” or “Material Adverse Effect”).
8.3Indemnification by the Sellers.
(a)Subject to the limitations set forth in this Article VIII (including the provisions of Section 8.1), from and after the Closing, Buyer and its Affiliates (including the Company and the Subsidiaries) and their respective directors, officers, managers, members, shareholders, partners, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) shall be indemnified and held harmless:
(i)by each Seller jointly and severally up to and to the extent of the amounts drawn from the Indemnity Escrow Funds and thereafter each Seller severally and not jointly shall be solely responsible (with respect to breaches of such Seller) for any Losses exceeding the Indemnity Escrow Funds, from and against any Loss incurred or suffered by any of the Buyer Indemnitees following the Closing arising out of, relating to or as a result of (A) any breach of, inaccuracy in or failure to be true and correct of any representation or warranty of such Seller contained in Article V of this Agreement (including the Company Disclosure Letter and Exhibits attached hereto and the certificates delivered pursuant hereto) or (B) any breach of any covenant or agreement of such Seller contained in this Agreement (including the Company Disclosure Letter and Exhibits attached hereto and the certificates delivered pursuant hereto);
(ii)by the Sellers, jointly and severally up to and to the extent of the amounts drawn from the Indemnity Escrow Funds and thereafter each Seller severally and not jointly (in accordance with such Seller’s pro rata share of the Purchase Price Cap), from and against any Loss incurred or suffered by any of the Buyer Indemnitees following the Closing arising out of, relating to or as a result of (A) any breach of, inaccuracy in or failure to be true and correct of any representation or warranty of the Company contained in Article IV of this Agreement (including the Company Disclosure Letter and Exhibits attached hereto and other than any representation or warranty contained in Section 4.6 (Taxes), indemnification for which shall be governed solely and exclusively by subsection (v) below) or (B) the breach of any covenant or agreement of the Company contained in this Agreement (including the Company Disclosure Letter and Exhibits attached hereto and the certificates delivered pursuant hereto);
(iii)by the Sellers, jointly and severally up to and to the extent of the amounts drawn from the Special Indemnity Escrow Funds, from and against any Loss incurred or suffered by any of the Buyer Indemnitees following the Closing arising out of, or relating to or as a result of any of the matters set forth on Section 8.3(a)(iii) of the Company Disclosure Letter (the “Special Indemnity Matters”);
(iv)by the Sellers, jointly and severally up to and to the extent of the amounts drawn from the Indemnity Escrow Funds and thereafter severally and not jointly (in accordance with such Seller’s pro rata share of the Purchase Price Cap), from and against any Loss incurred or suffered by any of the Buyer Indemnitees following the Closing arising out of, relating to or as a result of (a) the termination and/or repayment of the Obligations (as defined in the Credit Facility)

under the Credit Facility, and (b) the termination and/or repayment of the outstanding amounts and obligations under the Owemanco Mortgage Commitment; and
(v)by the Sellers, severally and not jointly, for any Pre-Closing Taxes and Losses related thereto;
provided that (x) no Buyer Indemnitee shall be entitled to indemnification for any Loss with respect to any claim under Section 8.3(a)(i)(A) and 8.3(a)(ii)(A) until the aggregate of the Buyer Indemnitees’ claims for Losses under Section 8.3(a)(i)(A) and 8.3(a)(ii)(A) exceeds the Threshold, it being understood that if such Losses exceed the Threshold, the Buyer Indemnitees shall be entitled to recover all Buyer Indemnitees’ Losses, including from the first dollar, (y) the aggregate liability under Sections 8.3(a)(i)(A) and Section 8.3(a)(ii)(A) shall in no event exceed an amount equal to the Indemnity Escrow Funds and (z) the aggregate liability under Section 8.3(a)(iii) shall in no event exceed an amount equal to the Special Indemnity Escrow Funds; provided that the limitations set forth in clauses (x) and (y) above shall not apply to any Losses arising under Section 8.3(a)(i)(B), Section 8.3(a)(ii)(B), Section 8.3(a)(iv), Section 8.3(a)(v) or from a breach of the Sellers Fundamental Representations or the Company Fundamental Representations; provided, further that (I) the aggregate liability of Sellers under this Section 8.3 shall in no event exceed the Purchase Price Cap and (II) no Seller shall have any liability under this Section 8.3 in an amount in excess of (i) the proceeds actually received by such Seller under this Agreement plus (ii) such Seller’s pro rata share of any payments made out of the Escrow Funds to Buyer or any other Buyer Indemnitee under this Article VIII, Article IX and Section 2.3(e).
(b)Notwithstanding any other provision to the contrary for purposes of determining whether there has been any breach of, inaccuracy in or failure to be true and correct of any representation or warranty and the amount of any Loss under Section 8.3(a)(i)(A) and Section 8.3(a)(ii)(A), the representations and warranties of the Company and the Sellers contained in Article IV and Article V of this Agreement shall be considered without giving effect to any materiality limitation or qualification (including the terms “material” or “Material Adverse Effect”).
8.4Exclusive Remedy. As between the Parties and any Indemnitee and Indemnifying Party, the indemnification provisions contained in this Article VIII (and the Indemnity Policy) are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Party (except with respect to the Sellers’ obligations to the Seller Representative set forth in Section 10.1 and with respect to any breach of or failure to comply with Section 7.1 or Section 7.7) may incur arising from or relating to this Agreement or the transactions contemplated herein, except (a) in the event of fraud that has been finally determined by a court of competent jurisdiction to be intentional fraud or fraud perpetrated with the intent to deceive (“Intentional Fraud”), (b) with respect to covenants that by their respective terms anticipate performance following the Closing Date, (c) as otherwise expressly provided in any ancillary agreements entered into in connection with the transactions contemplated by this Agreement or (d) with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, and each Party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable Law (including under any Environmental Laws) and hereby covenants that it shall refrain from, directly or indirectly, asserting any Action of any kind against any Person based on any matter waived hereby. With respect to any claims for Losses pursuant to Section 8.3(a)(i)(A) and Section 8.3(a)(ii)(A), without limiting any of the other provisions of this Article VIII or Article IX, no such claim may be made directly against any Seller unless and until the Indemnity Escrow Funds and the Indemnity Policy have been fully exhausted. With respect to any claims for Losses related to the matters described in Section 8.3(a)(iii), Buyer’s sole recourse shall be the Special Indemnity Escrow Funds. Each Seller’s liability pursuant to Section 8.3(a)(ii) shall be several and not joint in accordance with such Seller’s pro rata share of the Purchase Price Cap (other than with respect to amounts drawn from the Indemnity Escrow Funds). Notwithstanding anything herein to the contrary, for any claims arising under Section 8.3(a)(i)(B) against a particular Seller, the Buyer Indemnitees shall have the right to make a claim against such Seller directly to the extent that the available Indemnity Escrow Funds are insufficient to satisfy such claim. In no event shall any Seller have any liability under this Agreement, in the aggregate, for more than (i) the proceeds actually received by such Seller under this Agreement plus (ii) such Seller’s pro rata share of any payments made out of the Escrow Funds to Buyer or any other Buyer Indemnitee under this Article VIII, Article IX and Section 2.3(e); and no Seller shall be liable for the breach of another Seller (other than with respect to amounts drawn from the Escrow Funds). Notwithstanding the foregoing, the provisions of this Section 8.4 shall not prevent or limit a cause of action under Section 8.8 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof. Nothing in this Section 8.4 shall limit Buyer’s right to take any action with respect to, or make any claim under, the Indemnity Policy. Further, the Sellers agree and acknowledge that Buyer or any Buyer Indemnitee may provide a Claims Notice pursuant to this Article VIII and concurrently therewith against the Indemnity Policy, for purposes of satisfying the retention or similar thresholds under the Indemnity Policy and provision of any such claims thereunder shall in no way limit Buyer’s right to indemnification against the Sellers or the Indemnity Escrow Funds or Special Indemnity Escrow Funds pursuant to the other provisions of this Article VIII and Article IX.
8.5Limitations on Indemnification Payments to Seller Indemnitees. Notwithstanding anything in this Agreement to the contrary (including Section 8.2), the right of the Seller Indemnitees to indemnification is limited as follows:
(a)Except with respect to Taxes and indemnification under Section 8.2(a)(ii), the Seller Indemnitees shall not be entitled to assert any claims for Losses with respect to any individual item or matter, or items or matters arising out of substantially similar facts and circumstances, unless the amount of Losses with respect to such items or matters exceeds $10,000 (the “De Minimis Amount”), it being understood that if such Losses do not exceed the De Minimis Amount, such Losses shall not be applied or considered for purposes of satisfying the Threshold.
(b)The Seller Indemnitees’ right to indemnification pursuant to Section 8.2 on account of any Losses shall be reduced by all insurance or other third party indemnification proceeds actually received by the Seller Indemnitees (net of costs and expenses incurred in obtaining any such payment); provided that the amount deemed to be recovered under insurance policies will also be net of the deductible for such policies and any increase in the premium (and retro-premium adjustments) for such policies to the extent arising out of or in connection with such Losses. The Seller Indemnitees shall use commercially reasonable efforts to claim and recover any Losses suffered by the Seller Indemnitees under all such applicable insurance policies and other third party indemnities, but in no event shall recovery under such policies or from a third party be a condition to, or be a reason for delay of, payment of any indemnification obligation by Buyer hereunder. The Seller Indemnitees shall promptly remit to Buyer any such insurance or other third party proceeds that are paid to the Seller Indemnitees with respect to Losses for which the Seller Indemnitees have been previously compensated pursuant to Section 8.2.
(c)The Seller Indemnitees’ right to indemnification pursuant to Section 8.2 on account of any Losses shall be reduced by any net Tax benefit recognized by the Seller Indemnitees by reason of such Loss in the tax year such Loss is paid or incurred and the next two (2) succeeding tax years, and which net Tax benefit results in an actual reduction in cash Taxes paid, determined on a “with and without” basis.
(d)The Seller Indemnitees shall not be entitled to indemnification pursuant to Section 8.2 for exemplary damages, punitive damages, special damages or consequential damages (to the extent such consequential damages are not reasonably expected to result from the breach in question), except to the extent such Losses arise from a third party claim.
(e)No Seller Indemnitee shall be entitled to be compensated more than once for Losses resulting from a single or series of related claims.
8.6Limitations on Indemnification Payments to Buyer Indemnitees. Notwithstanding anything in this Agreement to the contrary (including Section 8.3), the right of the Buyer Indemnitees to indemnification is limited as follows:

(a)Except with respect to Taxes and indemnification under Section 8.3(a)(i)(B), Section 8.3(a)(ii)(B) and Section 8.3(a)(iii) the Buyer Indemnitees shall not be entitled to assert any claims for Losses with respect to any individual item or matter, or items or matters arising out of substantially similar facts and circumstances, unless the amount of Losses with respect to such items or matters exceeds the De Minimis Amount, it being understood that if such Losses do not exceed the De Minimis Amount, such Losses shall not be applied or considered for purposes of satisfying the Threshold.
(b)The Buyer Indemnitees’ right to indemnification pursuant to Section 8.3 on account of any Losses shall be reduced by all insurance or other third party indemnification proceeds actually received by the Buyer Indemnitees (net of costs and expenses incurred in obtaining any such payment); provided that the amount deemed to be recovered under insurance policies will also be net of the deductible for such policies and any increase in the premium (and retro-premium adjustments) for such policies to the extent arising out of or in connection with such Losses. The Buyer Indemnitees shall use commercially reasonable efforts to claim and recover any Losses suffered by the Buyer Indemnitees under all such applicable insurance policies and other third party indemnities, but in no event shall recovery under such policies or from a third party be a condition to, or be a reason for delay of, payment of any indemnification obligation by Buyer hereunder (the Sellers acknowledge that the Indemnity Policy contains a retention amount and, while a Buyer Indemnitee may make a claim against the Indemnity Policy, it may have no right of recovery thereunder until the applicable retention amount has been satisfied, and no such claim under the Indemnity Policy that counts towards the retained amount (but does not result in a payment to a Buyer Indemnitee under the Indemnity Policy) shall be considered recovery of such Loss hereunder and a claim may be submitted against the Indemnity Escrow Funds for such amount). The Buyer Indemnitees shall promptly remit to the Seller Representative for the benefit of the Sellers any such insurance or other third party proceeds that are paid to the Buyer Indemnitees with respect to Losses for which the Buyer Indemnitees have been previously compensated pursuant to Section 8.3.
(c)The Buyer Indemnitees’ right to indemnification pursuant to Section 8.3 on account of any Losses shall be reduced by any net Tax benefit recognized by the Buyer Indemnitees by reason of such Loss in the tax year such Loss is paid or incurred and the next two (2) succeeding tax years, and which net Tax benefit results in an actual reduction in cash Taxes paid, determined on a “with and without” basis.
(d)The Buyer Indemnitees shall not be entitled to indemnification pursuant to Sections 8.3 for exemplary damages, punitive damages, special damages or consequential damages (to the extent such consequential damages are not reasonably expected to result from the breach in question), except to the extent such Losses arise from a third party claim (for the avoidance of doubt, Taxes and Losses with respect thereto shall not be considered exemplary, punitive, special or consequential damages for these purposes).
(e)The Buyer Indemnitees shall not be entitled to indemnification pursuant to Sections 8.3 for a Loss to the extent that any Buyer Indemnitee has been compensated for such Loss pursuant to Section 2.3; provided that such Loss is specifically identifiable as, or as a component of, any liability that is taken into account in the Final Closing Statement; provided, further, that the foregoing shall not preclude Buyer Indemnitees from indemnification for Losses related to the same matter or item in excess of such amounts so taken into account in the Final Closing Statement.
(f)No Buyer Indemnitee shall be entitled to be compensated more than once for Losses resulting from a single or series of related claims.
(g)The Buyer Indemnitees shall not have the right to indemnification under this Agreement for any Losses to the extent such Losses are based on Taxes: (i) other than with respect to any breach of Section 4.6(b), (c), (j), (l), (n), (o) and (p), attributable to taxable periods (or portions thereof) beginning after the Closing Date; (ii) that are due to the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating losses, or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) resulting from transactions or actions taken by Buyer, the Company, any Subsidiary or any of their respective Affiliates on the Closing Date after the

Closing that are not contemplated by this Agreement and are outside the ordinary course of business consistent with past practice or (iv) that result from Buyer’s breach of any of the covenants contained in Article IX, except to the extent caused by any Seller or any of its Affiliates. For the avoidance of doubt, the filing of the Voluntary Disclosure Agreements shall not in any event preclude any Buyer Indemnitee from seeking and obtaining indemnification (x) solely from the Special Indemnity Escrow Funds for any sales Taxes (or similar Taxes) described in clause (h) of the definition of Pre-Closing Taxes that may arise or be attributable or be payable in connection with such filings or (y) other than from the Special Indemnity Escrow Funds for any Pre-Closing Taxes and Losses related thereto that are not described in clause (h) of the definition of Pre-Closing Taxes.
8.7Procedures.
(a)Notice of Losses by Seller Indemnitee. As soon as reasonably practicable after a Seller Indemnitee has actual knowledge, based on a good faith belief, of any claim that it has under this Article VIII that may result in a Loss (a “Claim”) or otherwise actually becomes aware of any Losses that may be subject to indemnification hereunder, the Seller Representative shall give written notice thereof (a “Claims Notice”) to Buyer. A Claims Notice must describe the facts and circumstances pertaining to the Claim in reasonable detail and the basis for the Seller Indemnitee’s right to indemnification and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Seller Indemnitee. No delay in or failure to give a Claims Notice by the Seller Representative to Buyer pursuant to this Section 8.7(a) will adversely affect any of the other rights or remedies that the Seller Representative has under this Agreement, or alter or relieve Buyer of its obligation to indemnify the applicable Seller Indemnitee, except to the extent that Buyer is materially prejudiced thereby. The Seller Indemnitee shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Seller Indemnitee relating to such third party claim. Buyer shall respond to the Seller Representative (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claims Notice is sent by the Seller Representative. Any Claim Response must specify whether or not Buyer disputes the Claim described in the Claims Notice. If Buyer fails to give a Claim Response within the Response Period, then Buyer shall be deemed not to dispute the Claim described in the related Claims Notice. If Buyer elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice shall be conclusively deemed to be an obligation of Buyer, and Buyer shall pay, in cash, to the Seller Representative within fifteen (15) days after the last day of the applicable Response Period the amount specified in the Claims Notice. If Buyer delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, then Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute. If Buyer and the Seller Representative are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then either Buyer or the Seller Representative may resort to other legal remedies, subject to the limitations set forth in this Article VIII.
(b)Notice of Losses by Buyer Indemnitee.
(i)Claims with Determinable Losses. Subject to the limitations set forth in this Article VIII, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification pursuant to Section 8.3 (a “Buyer Claim”), the amount of which is then known, then Buyer shall, as soon as reasonably practicable after it has actual knowledge, based on a good faith belief, of such Buyer Claim, notify the Seller Representative of such Buyer Claim by means of a written notice describing the facts and circumstances pertaining to the Buyer Claim in reasonable detail and the basis for the Buyer Indemnitee’s right to indemnification, and setting forth Buyer’s good faith calculation of the Losses incurred by the applicable Buyer Indemnitee with respect thereto (a “Buyer Claim Notice” and, together with a Claims Notice, a “Notice”). The failure by Buyer to promptly deliver a Buyer Claim Notice under this Section 8.7(b)(i) shall not adversely affect any of the other rights or remedies that Buyer has under this Agreement, or alter or relieve the Seller Representative or any of the Sellers of its obligation to indemnify the applicable Buyer

Indemnitee, except to the extent the Seller Representative or any of the Sellers are materially and actually prejudiced thereby. If, by the thirtieth (30th) day following receipt by the Seller Representative of a Buyer Claim Notice (the “Dispute Period”), Buyer has not received from the Seller Representative notice in writing that the Seller Representative objects to the Buyer Claim (or the amount of Losses set forth therein) asserted in such Buyer Claim Notice (a “Dispute Notice”), then the Seller Representative and Buyer shall, to the extent that there remain Indemnity Escrow Funds in the Indemnity Escrow Account or Special Indemnity Escrow Funds in the Special Indemnity Escrow Account, as applicable, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Indemnity Escrow Funds or Special Indemnity Escrow Funds, as applicable, the amount of Losses specified in the Buyer Claim Notice, subject to the limitations contained in this Article VIII.
(ii)Claims without Determinable Losses. Subject to the limitations set forth in this Article VIII, if any Buyer Indemnitee believes in good faith that it has a Buyer Claim, the amount of which cannot reasonably be determined, then Buyer shall, as soon as reasonably practicable after it has actual knowledge, based on a good faith belief, of such Buyer Claim, notify the Seller Representative by means of a Buyer Claim Notice that contains the information required by Section 8.7(b)(i) and a good faith estimate, if possible, of Buyer’s calculation of the Losses incurred by the applicable Buyer Indemnitee with respect thereto. The failure by Buyer to promptly deliver a Buyer Claim Notice under this Section 8.7(b)(ii) shall not adversely affect any of the other rights or remedies that Buyer has under this Agreement, or alter or relieve the Seller Representative or any of the Sellers of its obligation to indemnify the applicable Buyer Indemnitee, except to the extent the Seller Representative or any of the Sellers is materially and actually prejudiced thereby. If Buyer has not received a Dispute Notice from the Seller Representative prior to the expiration of the Dispute Period, then the Seller Representative and Buyer shall, to the extent that there remain Indemnity Escrow Funds in the Indemnity Escrow Account or Special Indemnity Escrow Funds in the Special Indemnity Escrow Account, as applicable, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Indemnity Escrow Funds or Special Indemnity Escrow Funds, as applicable, the amount of Losses specified from time to time as the amount of any such Buyer Claim becomes known, subject to the limitations contained in this Article VIII.
(iii)Disputes. If the Seller Representative delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to reimbursement on account of such Buyer Claim. If Buyer and the Seller Representative are able to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, then the Seller Representative and Buyer shall, to the extent that there remain Indemnity Escrow Funds in the Indemnity Escrow Account or Special Indemnity Escrow Funds in the Special Indemnity Escrow Account, as applicable, deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to pay to Buyer from the Indemnity Escrow Funds or Special Indemnity Escrow Funds, as applicable, an amount in accordance with such agreement, subject to the limitations contained in this Article VIII. If Buyer and the Seller Representative are unable to reach agreement within such thirty (30) day period, then either Buyer or the Seller Representative may resort to other legal remedies, subject to the limitations set forth in this Article VIII. For all purposes of this Article VIII (including those pertaining to disputes under Section 8.7(a) and this Section 8.7(b)), Buyer and the Seller Representative shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.
(c)Opportunity to Defend Third Party Claims. Subject to Section 9.2, in the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder, Buyer or the Seller Representative from which indemnification is sought, as applicable

(each an “Indemnifying Party”), has the right, exercisable by written notice to Buyer or the Seller Representative, as applicable, within sixty (60) days of receipt of a Notice from Buyer or the Seller Representative, as applicable, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party (subject to the approval of the indemnified party, not to be unreasonably withheld, conditioned or delayed), at the Indemnifying Party’s sole cost and expense; provided, however, that prior to assuming such control of such third party claim, the Indemnifying Party acknowledges in writing that it is obligated to indemnify the Indemnitee with respect to such third party claim to the extent provided for in this Article VIII (provided that such acknowledgment shall not be an admission to the plaintiff in the Action to the claims alleged in the third party claim or liability therefor). If the Indemnifying Party has assumed such defense as provided in this Section 8.7(c), then the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim, unless representation of both parties by the same counsel would represent a conflict of interest for such counsel under applicable standards of professional conduct for attorneys, in which case the Indemnifying Party shall pay the reasonable fees and expenses of such counsel (the selection of such counsel to be not unreasonably objected to by the Indemnifying Party); provided that in no event shall the Indemnifying Party be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel in each relevant jurisdiction). If the Indemnifying Party elects not to assume the defense of any third party claim in accordance with this Section 8.7(c), then the Indemnitee may continue to defend such claim in any manner it may reasonably deem appropriate at the sole cost of the Indemnifying Party (subject to the limitations set forth in this Article VIII) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense; provided that the Indemnitee shall not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), no Indemnifying Party, in the defense of any such claim, shall consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee; (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability or obligation with respect to such claim or litigation; (iii) does not involve only the payment of money damages against which the Indemnitee is indemnified in full by the Indemnifying Party; or (iv) involves finding an admission of any violation of applicable Law or other wrongdoing by the Indemnitees. If the Indemnifying Party elects to assume the defense of a third party claim, the Indemnitee shall, at the Indemnifying Party’s sole cost and expense, cooperate in all reasonable respects with the Indemnifying Party and its attorneys in such defense. In any such third party claim, the party responsible for the defense of such claim (the “Responsible Party”) shall, to the extent reasonably requested by the other Party, keep such other Party informed as to the status of such claim, including all settlement negotiations and offers. Each Party shall (A) reasonably cooperate with the other Parties by providing records and information on a timely basis that are reasonably relevant to any third party claim, and (B) in good faith regularly consult with counsel for the other parties and include such counsel in relevant conferences and proceedings to the extent requested by such counsel; provided that neither Party shall be required to provide records or information or include the other Party in conferences and proceedings where such provision or inclusion would reasonably be likely to: (1) contravene any applicable Laws, fiduciary duty or Contract entered into prior to such time (including any confidentiality agreement to which such party or any of its Affiliates is a party) or (2) result in the loss of any attorney work-product protections, attorney-client privileges or similar protections and privileges; provided, further, that the Parties shall work together in good faith to mitigate such restrictions to allow such information to be provided to the other Party or its representatives without causing any of the consequences of the described events.
(d)Settlement. The Responsible Party shall promptly notify the other Party of each settlement offer with respect to a third party claim. Such other Party shall promptly notify the Responsible Party whether or not such Party is willing to accept the proposed settlement offer. If the Seller Representative is willing to accept the proposed settlement offer, but Buyer refuses to accept such settlement offer, then if: (i) such settlement offer requires only the payment of money damages, provides a complete release of all Indemnitees that are a party to such third party claim with respect to the subject matter thereof and does not involve an admission of any violation of applicable Law or other wrongdoing by the Indemnitee; (ii) the Seller Representative agrees in writing that the entire amount of such proposed settlement constitutes Losses that are from the Indemnity Escrow Funds or Special Indemnity Escrow Funds, as applicable, then available for distribution, subject to the other provisions of this Agreement; and (iii) the amount of such proposed settlement shall not exceed the limitations contained in this Article VIII, then the amount payable to the Indemnitees with respect to such third party claim shall be limited to the amount of such settlement offer, subject to the limitations contained in this Article VIII. The Seller Representative may nevertheless propose in writing a good faith, reasonable settlement offer that requires only the payment of money damages, provides a complete release of all Indemnitees and does not involve an admission of any violation of applicable Law or other wrongdoing by the Indemnitees who are parties to such third party claim with respect to the subject matter thereof; provided, however, that (A) the Seller Representative agrees in writing that the entire amount of such proposed settlement constitutes Losses that are reimbursable from the Indemnity Escrow Funds or Special Indemnity Escrow Funds, as applicable, then available for distribution, subject to the other provisions of this Agreement, and (B) the amount of any such proposed settlement offer may not exceed the limitations contained in this Article VIII. If Buyer refuses to agree to or make the proposed settlement offer to the claimant in the third party claim, then any amount payable to a Buyer Indemnitee with respect to such third party claim shall be limited to the amount of such proposed settlement offer. If any such settlement offer is made to any claimant and rejected by such claimant, then the amount payable to an Indemnitee with respect to such claim shall not be limited to the amount of such settlement offer, but shall remain subject to all other limitations set forth in this Agreement.
(e)Other Releases of Indemnity Escrow Funds. Within five (5) Business Days following the eighteen (18)-month anniversary of the Closing Date (the “Indemnity Escrow Funds Release Date”), the Buyers and the Seller Representative shall execute and deliver a joint written instruction to the Escrow Agent to release all Indemnity Escrow Funds held under the Escrow Agreement minus the amounts of any unresolved Buyer Claims set forth in any then pending Buyer Claim Notices (other than a Buyer Claims Notice delivered with respect to Losses arising under Section 8.3(a)(iii)) to the Stockholders, Warrantholder, Non-Employee Optionholders and the Company (on behalf of the Employee Optionholders) in the proportions set forth on Section 2.3(e) of the Company Disclosure Letter. With respect to amounts delivered to the Company (on behalf of the Employee Optionholders), the Company shall pay such amounts, less applicable Tax withholding amounts, to the applicable Employee Optionholders (and applicable Tax withholding amounts to applicable Taxing Authority when due and payable), in accordance with the Escrow Agreement, as promptly thereafter as practicable thereafter, but in no event later than the Company’s or the applicable Subsidiary’s next regularly scheduled payroll payment date following the date on which the Company receives such amounts from the Escrow Agent, in such form of payment (whether by wire transfer, check or otherwise) as is typically made by the Company’s or the applicable Subsidiary’s then-current payroll system to such Employee Optionholders. In the event there exists on the Indemnity Escrow Funds Release Date an unresolved Buyer Claim (other than a Buyer Claim relating to Losses arising under Section 8.3(a)(iii)) for which a Buyer Claim Notice was delivered prior to the Indemnity Escrow Funds Release Date, the Seller Representative and Buyer shall, following final resolution of such Buyer Claim in accordance with the provisions of this Agreement, promptly (and in any event, within five (5) Business Days of such final resolution) deliver a joint written instruction to the Escrow Agent, which written instruction shall direct the Escrow Agent how the Indemnity Escrow Funds subject to such Buyer Claim Notice shall be disbursed, it being acknowledged and agreed that any release of such Indemnity Escrow Funds to the Sellers shall be released as set forth in this Section 8.7(e).
(f)Other Releases of Special Indemnity Escrow Funds. Within five (5) Business Days following the twelve (12)-month anniversary of the Closing Date (the “Special Indemnity Escrow Funds Release Date”), the Buyers and the Seller Representative shall execute and deliver a joint written instruction to the Escrow Agent to release all Special Indemnity Escrow Funds held under the Escrow Agreement minus the amounts of any unresolved Buyer Claims set forth in any then pending Buyer Claim Notices delivered with respect to Losses arising under Section 8.3(a)(iii), to the Stockholders, Warrantholder, Non-Employee Optionholders and the Company (on behalf of the Employee Optionholders) in accordance with the Escrow Agreement and in the proportions set forth on Section 2.3(e) of the

Company Disclosure Letter. With respect to amounts delivered to the Company (on behalf of the Employee Optionholders), the Company shall pay such amounts, less applicable Tax withholding amounts, to the applicable Employee Optionholders (and applicable Tax withholding amounts to applicable Taxing Authority when due and payable), in accordance with the Escrow Agreement, as promptly thereafter as practicable thereafter, but in no event later than the Company’s or the applicable Subsidiary’s next regularly scheduled payroll payment date following the date on which the Company receives such amounts from the Escrow Agent, in such form of payment (whether by wire transfer, check or otherwise) as is typically made by the Company’s or the applicable Subsidiary’s then-current payroll system to such Employee Optionholders. In the event there exists on the Special Indemnity Escrow Funds Release Date an unresolved Buyer Claim relating to Losses arising under Section 8.3(a)(iii) for which a Buyer Claims Notice was delivered prior to the Special Indemnity Escrow Funds Release Date, the Seller Representative and Buyer shall, following final resolution of such Buyer Claim in accordance with the provisions of this Agreement, promptly (and in any event, within five (5) Business Days of such final resolution) deliver a joint written instruction to the Escrow Agent which written instruction shall direct the Escrow Agent how the Special Indemnity Escrow Funds subject to such Buyer Claim Notice shall be disbursed, it being acknowledged and agreed that any release of such Special Indemnity Escrow Funds to the Sellers shall be released as set forth in this Section 8.7(f).
8.8Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants or agreements under this Agreement, the Parties acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the Parties acknowledge and agree that the nonbreaching Party or Parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and each Party expressly waives the defense that a remedy in damages will be adequate. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such Order. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise.
8.9Adjustment to Purchase Price. All indemnification payments made pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price (including for all Tax purposes), unless otherwise required by applicable Law.
ARTICLE IX
TAX MATTERS
9.1Cooperation; Audits; Tax Returns.
(a)In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on or with respect to the Company or any Subsidiary, Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes and any assessment or reassessment in respect of Taxes; provided that, neither Party shall be required to provide records or information where such provision or inclusion would reasonably be likely to: (A) contravene any applicable Laws, fiduciary duty or Contract entered into prior to such time (including any confidentiality agreement to which such Party or any of its Affiliates is a party) or (B) result in the loss of any attorney work-product protections, attorney-client privileges or similar protections and privileges. Buyer shall, and shall cause the Company and the Subsidiaries to, and the Sellers shall (i) retain all books and records held by them after the Closing with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Seller Representative, any valid extension thereof) for the respective taxable periods, and (ii) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow the other Parties to take possession of such books and records at such other Parties’ sole expense.
(b)The Seller Representative, at the expense of the Sellers, shall prepare, or cause to be prepared, all Tax Returns of the Company or any Subsidiary for any Tax period ending on or before the Closing Date and shall deliver, or cause to be delivered, such Tax Returns to Buyer no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions) for Buyer’s review and comment. All such Tax Returns shall be prepared in a manner consistent with past practices of the Company and the Subsidiaries. Buyer shall provide any written comments to the Seller Representative with respect to such Tax Returns not later than ten (10) days after receiving any such Tax Return and, if Buyer does not provide any written comments within ten (10) days, Buyer shall be deemed to have accepted such Tax Return. The Parties shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the Parties are unable to resolve any such dispute at least ten (10) days before the filing deadline (taking into account applicable extensions) for any such Tax Return, the dispute shall be referred to the Independent Accounting Firm for resolution and the fees shall be shared one-half by the Sellers and one-half by Buyer. Except as otherwise required by applicable Law, (i) none of Buyer, the Company, any Subsidiary or any of their Affiliates shall elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code (or any similar provision of state, local or foreign Law) on any Tax Return of the Company or any Subsidiary for any Tax period ending on or before the Closing Date in respect of losses incurred in any Tax period ending on or before the Closing Date; (ii) the Company and the Subsidiaries shall report and deduct the Tax Deductions on Tax Returns for Tax periods ending on or before the Closing Date to the fullest extent permitted under applicable Law; and (iii) as part of the Tax Returns of the Company and the Subsidiaries for any Tax period ending on or before the Closing Date, Buyer shall cooperate and file or cause to be filed, if applicable, IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) in respect of any taxable year ending on the Closing Date, IRS Form 8302 (Electronic Deposit of Tax Refund of $1 Million or More) or IRS Form 1139 (Corporation Application for Tentative Refund) for any eligible carryback periods to the extent that such Tax Returns are prepared by the Seller Representative in accordance with this Section 9.1(b). The Seller Representative will timely pay over to Buyer in full all amounts shown as owing on any such Tax Returns required to be filed after the Closing Date. Unless otherwise required by applicable Law, Buyer agrees to report all transactions not in the ordinary course of business occurring on the Closing Date, but after the Closing, on Buyer’s federal income Tax Return (or the federal income Tax Return of the parent company of the consolidated tax group of which Buyer is a member) to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).
(c)Buyer, at its own expense, shall timely prepare, or cause to be prepared, all Tax Returns of the Company or any Subsidiary for any Tax year that includes but does not end on the Closing Date and shall deliver, or cause to be delivered, such Tax Returns to the Seller Representative no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions) for the Seller Representative’s review and comment. All such Tax Returns shall be prepared in a manner consistent with past practices of the Company and the Subsidiaries to the extent permitted by applicable Law. The Seller Representative shall provide any written comments to Buyer with respect to such Tax Returns not later than ten (10) days after receiving any such Tax Return and, if the Seller Representative does not provide any written comments within ten (10) days, the Seller Representative shall be deemed to have accepted such Tax Return. The Parties shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the Parties are unable to resolve any such dispute at least ten (10) days before the filing deadline (taking into account applicable extensions) for any such Tax Return, the dispute shall be referred to the Independent Accounting Firm for resolution and the fees shall be shared one-half by the Sellers and one-half by Buyer.
9.2Controversies. Notwithstanding Section 8.7(c), this Section 9.2 shall control any inquiries, assessments, proceedings or similar events with respect to Taxes. Buyer shall promptly notify the Seller

Representative (a) upon receipt by Buyer or any Affiliate of Buyer of any notice of any Tax Matter from any Taxing Authority or (b) prior to Buyer, the Company or any Subsidiary initiating any Tax Matter with any Taxing Authority. The Seller Representative may, at the Sellers’ expense, participate in and, upon written notice to Buyer, assume the defense of any such Tax Matter; provided, however, that the failure to provide such notice with respect to the first sentence of this Section 9.2 shall not affect Buyer’s right to indemnification under Section 8.3 except to the extent the Sellers’ defense of such matter is demonstrably prejudiced by such failure. If the Seller Representative assumes such defense, then the Seller Representative shall have the authority, with respect to any Tax Matter, to represent the interests of the Company and the Subsidiaries before the relevant Taxing Authority and the Seller Representative shall have the right to control the defense, compromise or other resolution of any such Tax Matter, subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Except with the prior written consent of Buyer, which consent shall not to be unreasonably withheld, conditioned or delayed, the Seller Representative, in the defense of any such Tax Matter, shall not consent to the entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting, or that results in criminal charges against, Buyer or any of its Affiliates (including, after the Closing Date, the Company or any Subsidiary). Buyer shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by the Seller Representative. The Seller Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects Buyer, the Company, the Subsidiaries or any Affiliate of the foregoing for a Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller Representative shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter and will, in good faith, allow Buyer to consult with the Seller Representative regarding the conduct of or positions taken in any such Tax Matter. If the Seller Representative does not assume such defense, then Buyer shall have the authority, with respect to any Tax Matter, to represent the interests of the Company and the Subsidiaries before the relevant Taxing Authority and Buyer shall have the right to control the defense, compromise or other resolution of any such Tax Matter, subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Buyer shall keep the Seller Representative informed with respect to the commencement, status and nature of any such Tax Matter and will, in good faith, allow the Seller Representative to consult with Buyer regarding the conduct of or positions taken in any such Tax Matter. The Seller Representative shall promptly notify Buyer upon receipt by any Seller or any Affiliate of any Seller of any notice from any Taxing Authority of any inquiry, audit, examination, contest, litigation, investigation, assessment, reassessment or any other proceeding or similar event with respect to Taxes of the Company or any Subsidiary. For the avoidance of doubt, except as otherwise provided in this Section 9.2, Buyer shall have the sole control of any inquiry, audit, examination, contest, litigation, investigation, assessment, reassessment or any other proceeding or similar event with respect to Taxes of or with respect to the Company or any Subsidiary.
9.3Amendment of Tax Returns. Neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company or any Subsidiary with respect to a Pre-Closing Tax Period without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed).
9.4Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid equally by the Sellers and the Buyer when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes shall be prepared and filed by the Sellers unless Buyer is required to file such Tax Returns under applicable Law.
9.5Refunds and Credits. Any Tax refund received by Buyer, the Company or any Subsidiary (or any of their respective Affiliates), and any amounts credited against any Tax to which Buyer, the Company or any Subsidiary (or any of their respective Affiliates) shall become entitled, which refund or credit is in respect of Taxes paid for taxable periods, or portions thereof, ending on or before the Closing Date, shall be for the account of the Sellers, and Buyer shall pay, or cause to be paid, to the Sellers in the proportions set forth on Section 2.3(e) of the

Company Disclosure Letter, an amount equal to such refund or credit (net of any Taxes paid or incurred with respect to the receipt or use thereof). With respect to the Stockholders and Non-Employee Optionholders, such net amounts shall be paid by Buyer within five (5) Business Days after receipt or utilization thereof by bank wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative to Buyer. With respect to the Employee Optionholders, such net amounts shall be paid by Buyer to the Company within five (5) Business Days after receipt or utilization thereof, and the Company shall, in turn, pay such amounts, less applicable tax withholding amounts, to the applicable Employee Optionholder (and applicable tax withholding amounts to applicable Taxing Authority when due and payable) as promptly thereafter as practicable, but in no event later than the Company’s or the applicable Subsidiary’s next regularly scheduled payroll payment date following the date on which the Company receives such net amounts from Buyer pursuant to this Section 9.5, in such form of payment (whether by wire transfer, check or otherwise) as is typically made by the Company’s or the applicable Subsidiary’s then-current payroll system to such Employee Optionholders. For the avoidance of doubt, none of Buyer, the Company or any Subsidiary (or any of their respective Affiliates) shall be obligated to pay to Sellers any amount of any “net operating loss” (within the meaning of Section 172(c) of the Code or corresponding section of the ITA), capital loss or other Tax attribute of the Company or any Subsidiary existing on the Closing Date that the Company or the Subsidiaries are not able to utilize to offset taxable income in any taxable year or period (or portion thereof) of the Company and the Subsidiaries ending on or before the Closing Date.
9.6Computation of Tax Liabilities. To the extent permitted or required by Law or administrative practice, the taxable year of the Company and each of the Subsidiaries which includes the Closing Date shall be treated as closing on (and including) the Closing Date. Where it is necessary for purposes of this Agreement to apportion between the Sellers, on the one hand, and Buyer, on the other hand, the Taxes of or with respect to the Company or any of the Subsidiaries for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis, and income Tax deductions, credits or other items calculated solely on an annual basis, shall be allocated on a daily basis.
9.7Consolidated Income Tax Return. Buyer shall elect, or cause one of its Affiliates to elect, to file a consolidated U.S. federal income tax return with the Company and the Subsidiaries of the Company that, at the end of day on the Closing Date, are members of the United States consolidated group of which the Company is the common parent (such Subsidiaries, the “Consolidated Subsidiaries”) for the taxable year of Buyer or its Affiliates that includes the day after the Closing Date. The Parties acknowledge and agree that, as a consequence of the transactions contemplated hereby, (i) the taxable year of the Company and the Consolidated Subsidiaries shall close for United States federal income tax purposes at the end of the day on the Closing Date, (ii) to the extent applicable Law in other taxing jurisdictions so permits, the taxable year of the Company and the Subsidiaries shall close at the end of the day on the Closing Date, and (iii) all United States federal, state, local and non-United States income Tax Returns shall be filed consistently on the foregoing basis.
9.8Voluntary Disclosure Agreements.
(a)Following the Closing, Buyer, the Company or the Subsidiaries, may at Buyer’s election and in its sole discretion, file voluntary disclosure agreements or similar agreements, arrangements or understandings with applicable Taxing Authorities in respect of unfiled sales Tax (or similar Tax) Returns or unpaid sales Taxes (or similar Taxes) for applicable Tax periods in any jurisdiction in which employees of the Company or the Subsidiaries have traveled to states in which neither the Company nor any of the Subsidiaries has filed sales Tax (or similar Tax) Returns nor paid sales Taxes (or similar Taxes) (each, a “Voluntary Disclosure Agreement”).
(b)Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, after the Closing Date, Buyer and its Affiliates (including the Company and each Subsidiary) shall have sole control of any Voluntary Disclosure Agreements or similar agreements, arrangements or understandings described in this Section 9.8; provided, however, that Buyer shall keep the Seller

Representative informed with respect to the commencement, status and nature of any of the foregoing and will, in good faith, allow the Seller Representative to consult with Buyer regarding the conduct of or positions taken in any such Voluntary Disclosure Agreement or similar agreement, arrangement or understanding.
ARTICLE X
MISCELLANEOUS AND GENERAL
10.1Seller Representative.
(a)Resilience is hereby constituted and appointed by the Sellers as agent and attorney-in-fact for and on behalf of the other Sellers and is the Seller Representative for all purposes under this Agreement. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Sellers in connection herewith, including the Escrow Agreement, and to agree to such amendment, modifications or changes thereto as the Seller Representative in its sole discretion determines to be desirable, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement, the Escrow Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price in Section 2.3, (viii) authorize (in accordance with this Agreement and the Escrow Agreement) delivery to Buyer and to any Buyer Indemnitee of the Escrow Funds or any portion thereof in satisfaction of claims, (ix) distribute (in accordance with this Agreement and the Escrow Agreement) the Escrow Funds and any earning proceeds thereon and (x) deduct, hold back or redirect any funds, including the Escrow Agreement and the Holdback Amount, which may be payable to any Seller pursuant to the terms of this Agreement or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (A) any amount that may be payable by such Seller hereunder or (B) any costs, fees, expenses and other liabilities incurred by the Seller Representative (in its capacity as such) in connection with this Agreement or its rights or obligations hereunder.
(b)Such agency may be changed by Resilience from time to time upon not less than five (5) days’ prior written notice to Buyer. The Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to Buyer; provided that such resignation shall only be effective upon the appointment of a successor Seller Representative pursuant to this Section 10.1(b) and the assumption by it of the Seller Representative’s obligations under this Agreement. A successor Seller Representative shall be named by Resilience. All power, authority, rights and privileges conferred in this Agreement to Resilience as the Seller Representative shall apply to any successor Seller Representative.
(c)The Seller Representative shall not be liable for any act done or omitted under this Agreement as the Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel shall be conclusive evidence of such good faith. Buyer agrees that it shall not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Sellers. In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Seller Representative shall not be liable to the Sellers for any Losses that any Person may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Seller Representative shall be indemnified and held harmless by the Sellers for all Losses, except to the extent that the actions or omissions of the Seller Representative were taken or omitted not in good faith. The limitation of liability provisions of this Section 10.1(c) shall survive the termination of this Agreement and the resignation of the Seller Representative. Notwithstanding any other provision in this Agreement, in no event shall the Seller Representative be relieved of any liability in the case of (i) fraud by the Seller Representative, (ii) an act of bad faith by the Seller Representative giving rise to, or a willful and intentional, breach by the Seller Representative of its obligations under this Agreement, or (iii) a breach by the Seller Representative of its obligations pursuant to Section 2.3(e)(i) (in which case Buyer shall be entitled to all rights and remedies available at law or in equity against the Seller Representative and the Sellers).
(d)A decision, act, consent or instruction of the Seller Representative, including an amendment of this Agreement pursuant to Section 10.8, shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon the Sellers. The Escrow Agent, Buyer and, following the Closing, the Company shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be final, binding and conclusive upon the Sellers. Neither Buyer nor, following the Closing, the Company or any of the Subsidiaries shall have any liability to any of the Sellers for any failure by the Seller Representative to deliver amounts paid to the Seller Representative on behalf of the Sellers in accordance with this Agreement or any acts or omission taken or not taken by any other Persons at the direction of the Seller Representative.
(e)Each Seller acknowledges and agrees that the Seller Representative shall be entitled to, and shall retain, in an account the Holdback Account the Holdback Amount, which represents the amount of cash set aside from the Purchase Price proceeds pursuant to Article II for the payment of any (a) costs, fees, expenses and liabilities incurred by the Seller Representative in connection with this Agreement, the Escrow Agreement and its obligations hereunder and thereunder and (b) other amounts or obligations of the Sellers as agreed upon by the Sellers, to be held by the Seller Representative in the Holdback Account in accordance with the terms and conditions of this Agreement.
(f)The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the transactions contemplated by this Agreement.
10.2Expenses. Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are, in the case of the Company and Sellers, to be treated as Selling Expenses to the extent unpaid as of the Closing, and, in the case of Buyer, paid by Buyer.
10.3Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of the other Parties; provided that Buyer may assign its rights or delegate its obligations in this Agreement, in whole or in part, without the express prior written consent of the other Parties, (a) to one or more Affiliates of Buyer, (b) to any Persons in connection with the transfer or sale of substantially all the Company’s or any of the Subsidiaries’ assets or capital stock and (c) to the Company; provided, further, that no such assignment shall relieve Buyer of its obligations under this Agreement.
10.4No Third Party Beneficiaries. Except as set forth in Section 7.4 and Article VIII, which are intended to benefit, and be enforceable by, the Persons specified therein, this Agreement and the Exhibits and Disclosure Letters hereto are not intended to confer on or on behalf of any Person not a party to this Agreement any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
10.5Further Assurances. Each of the Parties shall, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such further documents, conveyances and instruments and take such further actions and do such other things as may reasonably be necessary or appropriate to carry out the provisions of this Agreement and any ancillary agreements and to give effect to the transactions contemplated hereby and thereby, including to vest in Buyer good and valid title to the Shares. Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce all rights and obligations herein provided.
10.6Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing and: (a) sent by facsimile transmission; (b) sent by electronic mail; (c) delivered in person; (d) mailed by first class registered or certified mail, postage prepaid; or (e) sent by FedEx or other overnight courier of national reputation, in each case, addressed as follows:
If to the Company or Buyer:
Communications & Power Industries LLC
c/o CPI International, Inc.
607 Hansen Way
Palo Alto, CA 94303
Attention:      Joel A. Littman, Chief Financial Officer
Facsimile No.: (650) 846-3276
Email: joel.littman@cpii.com
with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attention: Kenneth M. Wolff
Facsimile No.: (212) 735-2000
Email: kenneth.wolff@skadden.com

If to the Seller Representative:
The Resilience Fund II, L.P.
c/o Resilience Capital Partners
25101 Chagrin Boulevard
Cleveland, Ohio 44122
Attention: Bassem Mansour
Facsimile No.: (216) 292-4750
Email: bmansour@resiliencecapital.com

and:
Jones Day
77 West Wacker Drive
Chicago, IL 60601-1692
Attention:    Brian S. Mulcahy
Facsimile No.: (312) 782-8585
Email:        bmulcahy@jonesday.com

or to such other address with respect to a Party as such Party notifies the other Parties in writing as above provided. Each such notice or communication will be effective: (i) if given by facsimile, then when the successful sending of such facsimile is electronically confirmed; (ii) if given by electronic mail, then when confirmation of successful transmission is received; or (iii) if given by any other means specified in the first sentence of this Section 10.6, then upon delivery or refusal of delivery at the address specified in this Section 10.6.

10.7Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.
10.8Amendment; Waiver. This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller Representative (on behalf of itself and the Sellers) and Buyer. At any time, the Seller Representative or Buyer may: (a) extend the time for the performance of any of the obligations or other acts of the Parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by this Agreement and applicable Law. Any agreement to any such extension or waiver shall be valid only if set forth in a writing signed by the Seller Representative, on behalf of the Sellers if the Sellers are making the waiver, or Buyer, if Buyer is making the waiver. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
10.9Optionholder Payments. Notwithstanding anything herein to the contrary, no payment of any amounts contemplated by this Agreement shall be made to any Optionholder, in his or her capacity as such, after the fifth (5th) anniversary of the Closing Date, and such amounts remaining after the fifth (5th) anniversary of the Closing Date shall be distributed to the Stockholders, on a pro-rata basis based on his, her or its fully diluted ownership compared with all Stockholders.
10.10Legal Representation. Buyer further agrees that, as to all pre-Closing confidential and privileged communications between and among outside legal counsel for the Sellers, the Company, any Subsidiary or their respective Affiliates engaged for the purposes of the transactions contemplated hereby (including Jones Day), on the one hand, and Resilience, the Sellers, the Company, the Subsidiaries or their respective Affiliates, on the other hand, that relate directly to the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege with respect thereto and the expectation of client confidence with respect to the Privileged Communications belongs to the Sellers and may be controlled by the Sellers and will not pass to or be claimed by Buyer or any of its respective subsidiaries (including, following the Closing, the Company and the Subsidiaries). The Privileged Communications are the property of the Sellers and, from and after the Closing, none of Buyer, its subsidiaries (including, following the Closing, the Company and the Subsidiaries) or any Person purporting to act on behalf of or through Buyer or such subsidiaries will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. Buyer, and its respective subsidiaries (including, following the Closing, the Company and the Subsidiaries), together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Sellers or any of their respective Affiliates after the Closing. Notwithstanding the foregoing, nothing herein shall restrict Buyer, the Company or any of their respective Affiliates, subsidiaries, successors or assigns from using or from the expectation of attorney-client privilege with respect to, any such communication in any other matter or for a matter not involving any Action between Buyer and its Affiliates, on the one hand, and Sellers and their Affiliates, on the other hand. The Privileged Communications may be used by the Sellers or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement, including in any claim for indemnification brought by Buyer. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its respective subsidiaries and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, Buyer and its subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party; provided that neither Buyer nor its subsidiaries (including, following the Closing, the Company and the Subsidiaries) may waive such privilege without the prior written consent of the Seller Representative. Notwithstanding any of the foregoing, (i) nothing in this Section 10.10 shall restrict, limit or prescribe any rights that Buyer, its Affiliates or its subsidiaries may have with respect to the legal production of witnesses or information in connection with any Action that may otherwise be permitted or granted by Law or the rules of any particular Governmental Authority and (ii) Buyer, neither on behalf of itself, its Affiliates or its subsidiaries, acknowledges that any such information or communications are by their nature privileged, if such information or communication would not otherwise be recognized as privileged under applicable Law or the rules of an applicable Governmental Authority.

10.11Governing Law. This Agreement (and all Actions that may be based upon, arise out of or relate to this Agreement or the negotiations, execution of performance hereof) is to be governed by, interpreted, construed and enforced in accordance with, the Laws of the State of Delaware, without regard to its rules of conflict of laws.
10.12Consent to Jurisdiction and Service of Process. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and waive, and shall not assert, any defense in any Action for the interpretation or enforcement of this Agreement, that they are not subject to the courts’ jurisdiction or that the Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their respective property is exempt or immune from execution, that the Action is brought in an inconvenient forum or that the venue of the Action is improper. Service of process with respect thereto may be made upon the Parties by mailing a copy thereof by registered or certified mail, postage prepaid, to that party at the applicable address provided in Section 10.6.
10.13Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.
10.14Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable then such term, provision, covenant or restrictions shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the Seller Representative and Buyer shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that the transactions contemplated hereunder are fulfilled in accordance with the terms hereof to the greatest extent possible.
10.15Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (b) all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Letters are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Letters of or to this Agreement; (c) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include,” “including” and “or” shall mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America, unless otherwise provided; (h) any document or item will be deemed “provided” or “made available” within the meaning of this Agreement if such document or item, prior to 12:00 p.m. Central Time on the day immediately prior to the date of this Agreement, is included in the electronic data room operated by PB&W under the title “Project Aztec” and made available to Buyer and its representatives and continues to be so available through the Closing Date; (i) the term “ordinary course of business” when used in reference to Buyer, the Sellers, the Company and any Subsidiary shall mean the ordinary course of business of such Person consistent with past practice; and (j) with respect to the determination of any period of time, unless otherwise set forth herein, “from” means “from and including” and “to” means “to but excluding,” and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
10.16Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in Adobe PDF format or other similar format) shall be as effective as delivery of a manually executed counterpart to this Agreement.
10.17Complete Agreement. This Agreement and the Disclosure Letters and Exhibits hereto and the other documents delivered by the Parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect thereto.
[Remainder of Page Intentionally Blank - Signature Page Follows]

IN WITNESS WHEREOF, the Company, the Sellers, the Seller Representative and Buyer have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.
THE COMPANY:
ASC SIGNAL HOLDINGS CORPORATION
By: /s/ BASSEM A. MANSOUR
Name:    Bassem A. Mansour
Title:    President and Treasurer

[Signature Page to Stock Purchase Agreement]

THE STOCKHOLDERS:
THE RESILIENCE FUND II, L.P.

By:	Resilience Capital Partners II, LLC,
its general partner
By: /s/ BASSEM A. MANSOUR
Name:    Bassem A. Mansour
Title:    Managing Member
PNC INVESTMENT CORP.
By:      /s/ PETER M. CHISTE
Name:    Peter M. Chiste
Title:    Senior Vice President

[Signature Page to Stock Purchase Agreement]

THE OPTIONHOLDERS:
/s/ KEITH BUCKLEY
Keith Buckley, in his individual capacity
/s/ TROY DEPUMA
Troy DePuma, in his individual capacity
/s/ MICHAEL LUNDIN
Michael Lundin, in his individual capacity
/s/ PHIL ODEEN
Phil Odeen, in his individual capacity
/s/ PHIL WELDON
Paul Weldon, in his individual capacity

[Signature Page to Stock Purchase Agreement]

THE WARRANTHOLDER:
SATELLITE HOLDINGS, LLC
/s/ JOHN MALLOY
By:    John Malloy
Its:     Authorized Signatory

[Signature Page to Stock Purchase Agreement]

THE SELLER REPRESENTATIVE:
THE RESILIENCE FUND II, L.P.

By:	Resilience Capital Partners II, LLC,
its general partner
By: /s/ BASSEM A. MANSOUR
Name:    Bassem A. Mansour
Title:    Managing Member

[Signature Page to Stock Purchase Agreement]

BUYER:
COMMUNICATIONS & POWER INDUSTRIES LLC
By:     /s/ JOEL A. LITTMAN
Name:    Joel A. Littman
Title:    CFO, Treasurer and Secretary

[Signature Page to Stock Purchase Agreement]

EXHIBIT A
Stockholders

Stockholders	Shares
The Resilience Fund II, L.P.	73,500
PNC Investment Corp.	2,056
TOTAL	75,556

EXHIBIT B
Optionholders

Optionholders	Options
Keith Buckley	5,000
Troy DePuma	1,223
Michael Lundin	850
Phil Odeen	500
Paul Weldon	500
TOTAL	8,073

EXHIBIT C
Warrantholder

Warrantholder	Class B Common Stock
Satellite Holdings LLC	7,770
TOTAL	7,770